Exhibit 10-Q

$1,450,000,000
AMENDED AND RESTATED SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
Dated as of April 13, 2006
Among
DANA CORPORATION,
as Debtor and Debtor-in-Possession
as Borrower
and
THE GUARANTORS PARTY HERETO,
as Debtors and Debtors in Possession under Chapter 11 of the Bankruptcy Code
and
CITICORP NORTH AMERICA, INC.
as Administrative Agent
and
BANK OF AMERICA, N.A.
and
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents
and
CITICORP NORTH AMERICA, INC.
as Initial Swing Line Lender
and
BANK OF AMERICA, N.A.,
CITICORP NORTH AMERICA, INC.
and
JPMORGAN CHASE BANK, N.A.
as Initial Issuing Banks
THE INITIAL LENDERS AND THE OTHER LENDERS PARTY HERETO
MORGAN STANLEY SENIOR FUNDING, INC.
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents
CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunners

Page
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Loan Parties 60

ARTICLE V
COVENANTS OF THE LOAN PARTIES
Section 5.01 Affirmative Covenants	64
Section 5.02 Negative Covenants	67
Section 5.03 Reporting Requirements	72
Section 5.04 Financial Covenants	75

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default	76
Section 6.02 Actions in Respect of the Letters of Credit upon Default	79

ARTICLE VII

THE AGENTS

Section 7.01 Appointment and Authorization of the Agents	80
Section 7.02 Delegation of Duties	80
Section 7.03 Liability of Agents	81
Section 7.04 Reliance by Agents	81
Section 7.05 Notice of Default	81
Section 7.06 Credit Decision; Disclosure of Information by Agents	82
Section 7.07 Indemnification of Agents	82
Section 7.08 Agents in Their Individual Capacity	82
Section 7.09 Successor Agent	83
Section 7.10 Administrative Agent May File Proofs of Claim	83
Section 7.11 Collateral and Guaranty Matters	84
Section 7.12 Other Agents; Arrangers and Managers	84

ARTICLE VIII

SUBSIDIARY GUARANTY

Section 8.01 Subsidiary Guaranty	85
Section 8.02 Guaranty Absolute	85
Section 8.03 Waivers and Acknowledgments	86
Section 8.04 Subrogation	86
Section 8.05 Additional Guarantors	87
Section 8.06 Continuing Guarantee; Assignments	87
Section 8.07 No Reliance	88

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Intellectual Property
Schedule III	-	Material IP Agreements
Schedule IV	-	Initial Pledged Equity
Schedule V	-	Initial Pledged Debt
Schedule VI	-	Concentration Limits
Schedule 1.01(a)	-	Material Guarantors
Schedule 1.01(b)	-	Material Intellectual Property
Schedule 4.01	-	Equity Investments; Subsidiaries
Schedule 4.01(i)	-	Disclosures
Schedule 4.01(m)	-	Environmental Matters
Schedule 5.01(n)(iii)	-	Post-Closing Matters
Schedule 5.01(p)	-	Sale and Lease Backs
EXHIBITS

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Jones Day
Exhibit D-2	-	Form of Opinion of Hunton & Williams LLP
Exhibit D-3	-	Form of Opinion of Shumaker, Loop & Kendrick, LLP
Exhibit E	-	Interim Order
Exhibit F	-	Final Order
Exhibit G	-	Form of IP Security Agreement Supplement
Exhibit H	-	Form of Guaranty Supplement
Exhibit I	-	Form of Borrowing Base Certificate
Exhibit J	-	Form of Mexican Depositary Letter

AMENDED AND RESTATED SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
     AMENDED AND RESTATED SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of April 13, 2006 among DANA CORPORATION, a Virginia corporation and a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code (as hereinafter defined) (the “Borrower”), and each of the direct and indirect subsidiaries of the Borrower signatory hereto (each, a “Guarantor”, and, collectively, together with any person that becomes a Guarantor hereunder pursuant to Section 8.05, the “Guarantors”), each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, the Initial Lenders (as hereinafter defined) and the other banks, financial institutions and other institutional lenders party hereto (each, a “Lender”, and collectively with the Initial Lenders and any other person that becomes a Lender hereunder pursuant to Section 10.07, the “Lenders”), BANK OF AMERICA, N.A. (“BofA”), CITICORP NORTH AMERICA, INC. (“CNAI”) and JPMORGAN CHASE BANK, N.A. (“JPM”), as the initial Issuing Banks (in such capacity, the “Initial Issuing Banks”), CNAI, as the initial Swing Line Lender (in such capacity, the “Initial Swing Line Lender”), CNAI, as administrative agent (or any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties and the other Secured Parties (each as hereinafter defined), JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A., as co-syndication agents (the “Syndication Agents”), MORGAN STANLEY SENIOR FUNDING, INC. and WACHOVIA BANK, NATIONAL ASSOCIATION, as co-documentation agents, and CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as Joint Lead Arrangers and Joint Bookrunners (the “Lead Arrangers”).
PRELIMINARY STATEMENTS
          (1) On March 3, 2006 (the “Petition Date”), the Borrower and the Guarantors filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) for relief, and commenced proceedings (the “Cases”) under Chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
          (2) On March 3, 2006, the Borrower, Guarantors, Lenders and CNAI, as administrative agent, entered into the $1,450,000,000 Senior Secured Superpriority Credit Agreement dated as of March 3, 2006 (the “Original DIP Credit Agreement”) and the Original DIP Credit Agreement as amended by Amendment No. 1 and Amendment No. 2, each referred to below, the “Existing DIP Credit Agreement”), which provides for (i) term, revolving credit, swing line and letter of credit facilities (collectively, the “Facilities”) in an aggregate principal amount not to exceed $1,450,000,000 and (ii) all of the Borrower’s obligations thereunder to be guaranteed by the Guarantors.
          (3) On March 30, 2006 the Borrower, the Guarantors, BofA, JPM and CNAI, as Lenders, and CNAI, as Administrative Agent, entered into Amendment No. 1 to Senior Secured Superpriority Credit Agreement (“Amendment No. 1”) and on April 12, 2006 the Borrower, the Guarantors, BofA, JPM and CNAI, as Lenders, , and CNAI, as Administrative Agent, entered into Amendment No. 2 to Senior Secured Superpriority Credit Agreement (“Amendment No. 2”).
          (4) There are no Revolving Credit Advances outstanding under the Existing DIP Credit Agreement. There are (i) Term Advances outstanding under the Existing DIP Credit Agreement, which will be deemed to be Term Advances outstanding hereunder with interest periods as in effect on the Amendment and Restatement Effective Date and (ii) letters of credit outstanding under the Existing DIP Credit Agreement, which will be deemed to be Letters of Credit outstanding hereunder.
          (5) The Borrower, the Guarantors, the Lenders party hereto, the Initial Issuing Banks, the Administrative Agent and the Syndication Agents wish to amend and restate the Existing DIP Credit Agreement in its entirety in order to add additional Lenders to the facility and re-allocate Commitments accordingly and to effect certain other amendments to the Existing DIP Credit Agreement as set forth herein.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree that, as of the Amendment and Restatement Effective Date, the Existing DIP Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Account Collateral” has the meaning specified in Section 9.01(f).
     “Account Debtor” means the Person obligated on an Account.
     “Accounts” has the meaning set forth in the UCC.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests in any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A. and identified to the Borrower and the Lender Parties from time to time.
     “Advance” means a Term Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

     “After-Acquired Intellectual Property” has the meaning specified in Section 9.04(e)(v).
     “Agent-Related Persons” means, the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Agents and Affiliates.
     “Agents” means the Administrative Agent, the Syndication Agent and the Lead Arrangers.
     “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party,” and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.
          “Amendment and Restatement Effective Date” shall have the meaning given such term in Section 3.05.
     “Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means (a) in respect of the Term Facility, 2.25% per annum, in the case of Eurodollar Advances, and 1.25% per annum, in the case of Base Rate Advances, (b) in respect of the Swing Line Facility, as set forth in clause (c) below for Base Rate Advances, and (c) in respect of the Revolving Credit Facility, 2.25% per annum, in the case of Eurodollar Rate Advances, and 1.25% per annum, in the case of Base Rate Advances.
     “Appropriate Lender” means, at any time, with respect to (a) the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment or Advances outstanding, in each case with respect to or under such Facility at such time, (b) the Letter of Credit Sublimit, (i) any Issuing Bank and (ii) if the Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Lender and (ii) if the Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each Revolving Credit Lender.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto.
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
     “Availability” means at any time the excess of (a) the Revolving Credit Availability Amount at such time over (b) the sum of (i) the Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances outstanding at such time plus (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time.
     “Bankruptcy Code” has the meaning specified in the Preliminary Statements.
     “Bankruptcy Court” has the meaning specified in the Preliminary Statements and means the United States District Court for the Southern District of New York when such court is exercising direct jurisdiction over the Cases.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank N.A.’s base rate; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower’s Account” means the account of the Borrower maintained by the Borrower and specified in writing to the Administrative Agent from time to time.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Appropriate Lenders.
     “Borrowing Base” means (a) the sum of the Loan Values less (b) Reserves.
     “Borrowing Base Amendment” means an amendment to this Agreement reasonably satisfactory to the Initial Lenders to be executed and delivered prior to entry of the Final Order pursuant to which aggregate availability under the Revolving Credit Facility will not be permitted to exceed the Borrowing Base.
     “Borrowing Base Certificate” means a certificate in substantially the form of Exhibit I hereto (with such changes therein as may be required by the Administrative Agent or the Initial Lenders to reflect the components of, and reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower or by the controller of the Borrower, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent or the Initial Lenders.
     “Borrowing Base Deficiency” means, at any time, the failure of (a) the Borrowing Base at such time to equal or exceed (b) the sum of (i) the aggregate principal amount of the Revolving Credit and Swing Line Advances outstanding at such time plus (ii) the aggregate Available Amount under all Letters of Credit outstanding at such time.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Budget Variance Report” means a report calculated in accordance with the most recent Thirteen Week Forecast, in each case certified by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Initial Lenders, to be delivered concurrently with each Thirteen Week Forecast showing cash usage and borrowing variance for the period since the delivery of the last Thirteen Week Forecast.
     “Canadian Revolving Facility” means the senior secured revolving credit facility in an aggregate principal amount up to $100,000,000 entered into by Dana Canada Holding Company and its Subsidiaries on or prior to the date of the entry of the Final Order, on terms reasonably acceptable to the Initial Lenders.
     “Capital Expenditures” means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Carve-Out” means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under Section 1930(a) of title 28 of the United States Code and (ii) an amount not exceeding $20,000,000 in the aggregate, which amount may be used after the occurrence and during the continuance of an Event of Default, to pay fees or expenses incurred by the Borrower and any Committee in respect of (A) allowances of compensation for services rendered or reimbursement or expenses awarded by the Bankruptcy Court to the Borrower’s or any Committee’s professionals, any chapter 11 or chapter 7 trustees or examiners appointed in these cases and (B) the reimbursement of expenses incurred by Committee members in the performance of their duties that are allowed by the Bankruptcy Court; provided, however, that the Borrower and each Guarantor shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, such dollar limitation on fees and disbursements shall not be reduced by the amount of any compensation and reimbursement of expenses paid or incurred (to the extent ultimately allowed by the Bankruptcy Court) prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or any fees, expenses, indemnities or other amounts paid to the Administration Agent or the Lenders and their respective attorneys and agents under this Agreement or otherwise; and provided further that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above.
     “Cases” has the meaning specified in the Preliminary Statements.
     “Cash Equivalents” means any of the following, to the extent owned by any Loan Party free and clear of all Liens other than Liens created under the Collateral Documents or claims or Liens permitted pursuant to this Agreement and having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP, as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and which are approved by the Bankruptcy Court, or (e) offshore overnight interest bearing deposits in foreign branches of Citibank, N.A., JP Morgan Chase Bank, N.A. or Bank of America, N.A.
     “Cash Flow” means for any period, (a) EBITDAR for such period less (b) the sum of (i) Professional Fees accrued in connection with the Cases during such period and (ii) Capital Expenditures made during such period.
     “Cash Management Obligations” means all Obligations of any Loan Party owing to a Lender Party (or a banking Affiliate of a Lender Party) in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds.
     “Change of Control” means and shall be deemed to have occurred upon the occurrence of any of the following events: (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, and regulations promulgated thereunder) shall have acquired beneficial ownership of more than 40% of the outstanding Equity Interests in the Borrower and (ii) after the Effective Date, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the board of directors of the Borrower nor (B) appointed by the directors so nominated.
     “CNAI” has the meaning specified in the recital of parties to this Agreement.
     “Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

     “Collateral Documents” means, collectively, the provisions of Article IX of this Agreement, the Intellectual Property Security Agreement and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Commitment” means a Term Commitment, a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.
     “Committee” means any statutory committee appointed in the Cases.
     “Company” means, collectively, the Borrower and its Subsidiaries.
     “Computer Software” has the meaning specified in Section 9.01(g)(iv).
     “Concentration Limit” means, as to each Account Debtor set forth on Schedule VI, the applicable percentage of Accounts owing from such Account Debtor.
     “Confidential Information” means any and all material non-public information delivered or made available by any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or their respective businesses, other than any such information that is or has been made available publicly by a Loan Party or any Subsidiary.
     “Confidential Information Memorandum” means the confidential information memorandum that will be used by the Lead Arrangers in connection with the syndication of the Commitments.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP which, for purposes of this Agreement, shall result in the treatment of DCC and its Subsidiaries on an equity basis.
     “Conversion”, “Convert” and “Converted” each refers to the conversion of Advances from one Type to Advances of the other Type.
     “Copyrights” has the meaning specified in Section 9.01(g)(iii).
     “Credit Card Program” means the (i) Citibank Business Card Purchasing Card Agreement, dated August 31, 1994, between Citibank (South Dakota), N.A. and Dana Corporation, (ii) Citibank Purchasing Card Agreement, dated January 18, 2005, between Citibank International plc and Dana Corporation, and (iii) Citibank Corporate Card Agreement, dated January 24, 2005, between Citibank International plc and Dana Corporation, each as amended, restated, or otherwise modified from time to time, or any replacement of any of the foregoing for the same or substantially similar purposes.
     “DCC” means Dana Credit Corporation, a Delaware corporation.
     “DCC Entity” means DCC or any of its Subsidiaries.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.
     “Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.
     “Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Lender pursuant to Section 2.02(b) to purchase a portion of the Swing Line Advance made by the Swing Line Lender, (b) any Issuing Bank pursuant to Section 2.03(d) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent or any Issuing Bank pursuant to Section 7.07 to reimburse the Administrative Agent or such Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.
     “Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding under any Debtor Relief Law.
     “DIP Budget” means a forecast heretofore delivered to the Initial Lenders, as supplemented as provided in Section 5.03(g), detailing the Borrower’s anticipated income statement, balance sheet and cash flow statement, each on a Consolidated basis for the Borrower and its Subsidiaries, together with a written set of assumptions supporting such statements, for 2006 and 2007 and setting forth the anticipated uses of the Commitments on a monthly basis.
     “DIP Financing Orders” means the Interim Order and the Final Order.
     “Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDAR” means, for any period, without duplication (a) the sum, determined on a Consolidated basis, of (i) net income (or net loss), (ii) interest expense and facility fees, unused commitment fees, letter of credit fees and similar fees, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) non-recurring, transactional or unusual losses deducted in calculating net income less non-recurring, transactional or unusual gains added in calculating net income, (vii) in each case without duplication, cash Restructuring Charges to the extent deducted in computing net income for such period and settled or to be settled in cash during such period in an aggregate amount not to exceed $75,000,000 in any twelve-month period, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period, (viii) non-cash Restructuring Charges and related non-cash losses or other non-cash charges resulting from the writedown in the valuation of any assets in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period, (ix) without duplication, net losses from discontinued operations, (x) Professional Fees and (xi) minority interest expense, minus (b) (i) net income from discontinued operations, (ii) equity earnings of Affiliates and (iii) interest income.
     “Effective Date” means the date on which this Agreement became effective pursuant to Section 3.01.
     “Eligible Assignee” means with respect to any Facility (other than the Letter of Credit Facility), (i) a Lender Party; (ii) an Affiliate of a Lender Party; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by (x) the Administrative Agent, (y) in the case of an assignment of a Revolving Credit Commitment, each Issuing Bank and (z) solely in the case of the Revolving Credit Facility, unless an Event of Default has occurred and is continuing, and except in the case of an assignment by an Initial Lender during the primary syndication of the Revolving Credit Facility, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.
     “Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (o) below. Criteria and eligibility standards used in determining Eligible Inventory may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion. Unless otherwise from time to time approved in writing by the Administrative Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:
(a) a Loan Party does not have good, valid and unencumbered title thereto, subject only to Liens permitted under clause (i), (ii) or (iv) of the definition of Permitted Liens (“Permitted Collateral Liens”); or
(b) it is not located in the United States, Mexico or Canada; provided that in the case of Inventory located in Mexico or Canada, the Borrower provides evidence satisfactory to the Administrative Agent that there is an enforceable, perfected security interest under the laws of the applicable foreign jurisdiction in such Inventory in favor of the Administrative Agent; provided further that Availability in respect of Inventory located in Mexico shall be limited to an aggregate amount up to $25,000,000; or
(c) it is either (i) not located on property owned by a Loan Party or (ii) located at a third party processor or (except in the case of consigned Inventory, which is covered by clause (f) below) in another location not owned by a Loan Party (it being understood that the Borrower will provide its best estimate of the value of such Inventory to be agreed to by the Administrative Agent and reflected in the Borrowing Base Certificate), and either (A) is not covered by a Landlord Lien Waiver, (B) a Rent Reserve has not been taken with respect to such Inventory or, in the case of any third party processor, a Reserve has not been taken by the Administrative Agent in the exercise of its reasonable discretion or (C) is not subject to an enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the relevant Loan Party has validly assigned its access rights to such Inventory and property to the Administrative Agent; or
(d) it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts, nonproductive stores inventory and other such materials, in each case not considered used for sale in the ordinary course of business of the Loan Parties by the Administrative Agent in its reasonable discretion from time to time; or
(e) it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent subject only to Permitted Collateral Liens; or
(f) it is consigned at a customer, supplier or contractor location but still accounted for in the Loan Party’s inventory balance; or
(g) it is Inventory that is in-transit to or from a location not leased or owned by a Loan Party (it being understood that the Borrower will provide its best estimate of the value of all such Inventory, which estimate is to be reflected in the Borrowing Base Certificate) other than any such in-transit Inventory from a Foreign Subsidiary to a Loan Party that is physically in-transit within the United States and as to which a Reserve has been taken by the Administrative Agent in the exercise of its reasonable discretion; or
(h) it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by a Loan Party, or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or
(i) it is Inventory used as a sample or prototype, display or display item; or
(j) to the extent of any portion of Inventory Value thereof attributable to intercompany profit among Loan Parties or their affiliates (it being understood that the Borrower will provide its best estimate of the value of such Inventory Value to be agreed by the Administrative Agent and reflected in the most recent Borrowing Base Certificate); or
(k) any Inventory that is damaged, defective or marked for return to vendor, has been deemed by a Loan Party to require rework or is being held for quality control purposes; or
(l) such Inventory does not meet all material applicable standards imposed by any Governmental Authority having regulatory authority over it; or
(m) any Inventory consisting of tooling the costs for which are capitalized by the Borrower and its Subsidiaries;
(n) any Inventory as to which the Borrower takes an unrecorded book to physical inventory reduction based on its most recent physical inventory or cycle counts to the extent of such reduction or as otherwise determined by the Administrative Agent in its reasonable discretion; or
(o) any Inventory as to which the Borrower takes a revaluation reserve whereby favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory.
     “Eligible Receivables” means, at the time of any determination thereof, each Account that satisfies the following criteria: such Account (i) has been invoiced to, and represents the bona fide amounts due to a Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account. Criteria and eligibility standards used in determining Eligible Receivables may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion. Unless otherwise approved from time to time in writing by the Administrative Agent, no Account shall be an Eligible Receivable if, without duplication:
(a) (i) a Loan Party does not have sole lawful and absolute title to such Account (subject only to Liens permitted under clause (ii) or (iv) of the definition of Permitted Liens) or (ii) the goods sold with respect to such Account have been sold under a purchase order or pursuant to the terms of a contract or other written agreement or understanding that indicates that any Person other than a Loan Party has or has purported to have an ownership interest in such goods; or
(b) (i) it is unpaid more than 90 days from the original date of invoice or 60 days from the original due date or (ii) it has been written off the books of a Loan Party or has been otherwise designated on such books as uncollectible; or
(c) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or
(d) the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent); or
(e) (i) the Account is not payable in Dollars or Canadian Dollars or other currency as to which a Reserve has been taken by the Administrative Agent in the exercise of its reasonable discretion or (ii) the Account Debtor is either not organized under the laws of the United States of America, any state thereof, or the District of Columbia, or Canada or any province thereof or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, unless, in each case, either (A) such Account is supported by a letter of credit from an institution and in form and substance satisfactory to the Administrative Agent in its sole discretion or (B) the Borrower provides evidence satisfactory to the Administrative Agent that there is an enforceable, perfected security interest under the laws of the applicable foreign jurisdiction in such Account in favor of the Administrative Agent; or
(f) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Administrative Agent; or
(g) the Account is subject to any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof; or
(h) (i) it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent, subject to no other Liens other than Liens permitted by this Agreement or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in this Agreement and the other Loan Documents relating to Accounts; or
(i) (i) such Account was invoiced in advance of goods or services provided, (ii) such Account was invoiced twice or more, or (iii) the associated revenue has not been earned; or

(j) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory; or
(k) the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Loan Party of any further performance under the contract or agreement; or
(l) it arises out of a sale made by a Loan Party to an employee, officer, agent, director, Subsidiary or Affiliate of a Loan Party; or
(m) such Account was not paid in full, and a Loan Party created a new receivable for the unpaid portion of the Account, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or
(n) (A) the Account Debtor (i) has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against a Loan Party (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Administrative Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights), (ii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of a Loan Party which has not been resolved, in each case of clauses (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be (except to the extent that such right of set-off (x) may not be exercised as a result of the automatic stay pursuant to Section 362 of the Bankruptcy Code or (y) otherwise may not be currently exercised pursuant to the terms of the Final Order) or (iii) is also a creditor or supplier of the Loan Party (but only to the extent of such Loan Party’s obligations to such Account Debtor from time to time) or (B) the Account is contingent in any respect or for any reason; or
(o) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation, the Federal Consumer Credit Protection Act, Federal Truth in Lending Act and Regulation Z; or
(p) as to any Account, to the extent that (i) a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement; or
(q) the Account is created on cash on delivery terms, or on extended terms and is due and payable more than 90 days from the invoice date; or

(r) the Account represents tooling receivables related to tooling that has not been completed or received by a Loan Party and approved and accepted by the applicable customer; or
(s) Accounts designated by a Loan Party as convenience accounts.
Notwithstanding the forgoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate, exceed (i) in respect of any Account Debtor, 20% of all Eligible Receivables or (ii) as to any Account Debtor set forth on Schedule VI, the Concentration Limit (provided that the Concentration Limit with respect to Eligible Receivables owing from Ford Motor Company shall be increased to 33% for four months of each year to be agreed between the Borrower and the Administrative Agent in the exercise of its reasonable discretion). In addition, in determining the aggregate amount from the same Account Debtor that is unpaid more than 90 days from the date of invoice or more than 60 days from the due date pursuant to clause (b) above there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor with invoice dates more than 90 days from the date of invoice or more than 60 days from the due date.
     “Environmental Action” means any action, suit, written demand, demand letter, written claim, written notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit, any Hazardous Material, or arising from alleged injury or threat to public or employee health or safety, as such relates to exposure to Hazardous Material, or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or judicial or agency interpretation, relating to pollution or protection of the environment, public or employee health or safety, as such relates to exposure to Hazardous Material, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equipment” has the meaning specified in the UCC.
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party (other than a DCC Entity), or under common control with any Loan Party (other than a DCC Entity), within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.
     “ERISA Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by

(b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.
     “Excluded Property” means property constituting withholdings required under any law (including but not limited to federal, state and local income, payroll and trust fund taxes and insurance payments of any nature, whether imposed on the employer or employee or otherwise) from any amounts due to any employee of a Loan Party, and any withholdings from an employee considered a “plan asset” under Title I of ERISA.
     “Existing Credit Agreement” means the Five-Year Credit Agreement, dated as March 4, 2005, among the Borrower, Citicorp USA, Inc., as administrative agent and the other lenders signatory thereto from time to time, as amended, modified or supplemented prior to the date hereof.
     “Existing Letter of Credit” means each Letter of Credit issued under the Existing DIP Credit Agreement prior to the Amendment and Restatement Effective Date.
     “Existing Receivables Facility” means the sale and securitization of certain Accounts of the Borrower and certain of its Subsidiaries pursuant to the (a) Amended and Restated Purchase and Contribution Agreement, dated as of April 15, 2005, between Dana Corporation and Dana Asset Funding LLC, and (b) Amended and Restated Purchase and Contribution Agreement, dated as April 15, 2005, among Dana Asset Funding LLC, Dana Corporation, as collection agent, Falcon Asset Securitization Corporation and Blue Ridge Asset Funding Corp., as conduit purchasers, Wachovia Bank, N.A., as a committed purchaser, Blue Ridge Agent and JPMorgan Chase Bank, N.A., each as a committed purchaser and as agents in the capacities set forth therein, each agreement as amended, restated, or otherwise modified from time to time.
     “Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Sublimit.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter dated March 2, 2006 among the Borrower, the Initial Lenders and the Lead Arrangers, as amended.
     “Final Order” has the meaning specified in Section 3.02(i)(C).
     “First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date.
     “Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31.
     “Foreign Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that are organized outside of the laws of the United States, any state thereof or the District of Columbia at such time.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” has the meaning specified in Section 1.03.
     “General Intangibles” has the meaning specified in the UCC.
     “Granting Lender” has the meaning specified in Section 10.07(k).
     “Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the primary obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

     “Guaranteed Obligations” has the meaning specified in Section 8.01.
     “Guarantor” has the meaning specified in the recital of parties to this Agreement, but shall exclude the Non-Filing Domestic Subsidiaries.
     “Guaranty” has the meaning specified in Section 8.01.
     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic or words of similar import under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
     “Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.
     “Honor Date” has the meaning specified in Section 2.03(c).
     “Indemnified Liabilities” has the meaning specified in Section 10.04(b).
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.
     “Initial Issuing Banks” has the meaning specified in the recital of parties to this Agreement.
     “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages to the Existing DIP Credit Agreement; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment.
     “Initial Pledged Debt” means Debt in existence on the Petition Date which is evidenced by a promissory note payable to a Loan Party by a third party with a principal face amount in excess of $2,500,000 as listed opposite such Loan Party’s name on and as otherwise described in Schedule V hereto.
     “Initial Pledged Equity” means the shares of stock and other Equity Interests in any Subsidiary of a Loan Party as set forth opposite each Loan Party’s name on and as otherwise described in Schedule IV hereto; provided that no Loan Party shall be required to pledge any shares of stock in any Foreign Subsidiary owned or otherwise held by such Loan Party which, when aggregated with all of the other shares of stock in such Foreign Subsidiary pledged by any Loan Party, would result in more than 66% of the shares of stock in such Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956(d)(2) promulgated under the Internal Revenue Code) (the “Voting Foreign Stock”) (on a fully diluted basis) being pledged to the Administrative Agent, on behalf of the Secured Parties, under this Agreement

(although all of the shares of stock in such Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Non-Voting Foreign Stock”) shall be pledged by each of the Loan Parties that owns or otherwise holds any such Non-Voting Foreign Stock therein).
     “Initial Swing Line Lender” has the meaning specified in the recital of parties to this Agreement.
     “Insufficiency” means, with respect to any ERISA Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Intellectual Property” has the meaning specified in Section 9.01(g).
     “Intellectual Property Collateral” shall mean all Material Intellectual Property.
     “Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(vii).
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Interim Order” means a certified copy of an order entered by the Bankruptcy Court in substantially the form of Exhibit E.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Inventory” has the meaning specified in the UCC.
     “Inventory Value” means with respect to any Inventory of a Loan Party at the time of any determination thereof, the standard cost determined on a first in first out basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less, without duplication, (i) any markup on Inventory from an affiliate and (ii) in the event variances under the standard cost method are expensed, a reserve reasonably determined by the Administrative Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.
     “Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of “Debt” set forth in this Section 1.01 in respect of such other Person) and (d) any written agreement to make any Investment.
     “Issuing Bank” means each Initial Issuing Bank and any other Revolving Credit Lender approved as an Issuing Bank by the Administrative Agent and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 7.09 or 10.07.
     “Landlord Lien Waiver” means a written agreement that is reasonably acceptable to the Administrative Agent, pursuant to which a Person shall waive or subordinate its rights (if any, that are or would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders under the Loan Documents) and claims as landlord in any Inventory of a Loan Party for unpaid rents, grant access to the Administrative Agent for the repossession and sale of such inventory and make other agreements relative thereto.
     “L/C Cash Collateral Account” means the account established by the Borrower in the name of the Administrative Agent and under the sole and exclusive control of the Administrative Agent that shall be used solely for the purposes set forth herein.
     “L/C Obligations” means, as at any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letter of Credit Borrowings.

     “Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
     “Lender Party” means any Lender, any Issuing Bank or the Swing Line Lender.
     “Lenders” has the meaning specified in the recital of parties to this Agreement.
     “Letter of Credit” means any letter of credit issued hereunder.
     “Letter of Credit Advance” means an advance made by any Issuing Bank or Revolving Credit Lender pursuant to Section 2.03(c).
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.
     “Letter of Credit Commitment” means with respect to any Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth (for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Issuing Bank’s Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date, or such later date as the applicable Issuing Bank may, in its sole discretion, specify.
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $400,000,000 as such amount may be reduced from time to time pursuant to Section 2.05. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means (i) this Agreement, (ii) the Notes, if any, (iii) the DIP Financing Orders, (iv) the Collateral Documents, (v) the Fee Letter, (vi) solely for purposes of the Collateral Documents, each Secured Hedge Agreement and (vii) any other document, agreement or instrument executed and delivered by a Loan Party in connection with the Facilities, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Loan Parties” means, collectively, the Borrower and the Guarantors.
     “Loan Value” means (a) with respect to Eligible Receivables, up to 85% of the value of Eligible Receivables and (b) with respect to Eligible Inventory, the lesser of (i) 65% of the value of Eligible Inventory and (ii) 85% of the Net Recovery Rate of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination.
     “Margin Stock” has the meaning specified in Regulation U.

     “Material Adverse Change” means any event or occurrence which has resulted in or would reasonably be expected to result in any material adverse change in the business, financial or other condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole (other than events publicly disclosed prior to the commencement of the Cases and the commencement and continuation of the Cases and the consequences that would normally result therefrom); provided that events, developments and circumstances disclosed in public filings and press releases of the Borrower and any other events of information made available in writing to the Lead Arrangers, in each case at least three days prior to the Effective Date, shall not be considered in determining whether a Material Adverse Change has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Change has occurred.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial or other condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole (other than events publicly disclosed prior to the commencement of the Cases and the commencement and continuation of the Cases and the consequences that would normally result therefrom), (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party; provided that events, developments and circumstances disclosed in public filings and press releases of the Borrower and any other events of information made available in writing to the Lead Arrangers, in each case at least three days prior to the Effective Date, shall not be considered in determining whether a Material Adverse Effect has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Effect has occurred.
     “Material Guarantors” means, on any date of determination, (a) those Guarantors set forth on Schedule 1.01(a) and (b) any other Guarantor that is a Material Subsidiary, on such date, has (i) assets with a book value equal to or in excess of $1,000,000, (ii) annual net income in excess of $1,000,000 or (iii) liabilities in an aggregate amount equal to or in excess of $1,000,000; provided, however, that in no event shall Guarantors that are not Material Guarantors have (i) assets with an aggregate book value in excess of $5,000,000, (ii) aggregate annual net income in excess of $5,000,000 or (iii) liabilities in an aggregate amount in excess of $5,000,000.
     “Material Intellectual Property” means the Intellectual Property set forth on Schedule 1.01(b).
     “Material Subsidiary” means, on any date of determination, any Subsidiary of the Borrower that, on such date, has (i) assets with a book value equal to or in excess of $1,000,000, (ii) annual net income in excess of $1,000,000 or (iii) liabilities in an aggregate amount equal to or in excess of $1,000,000; provided, however, that in no event shall all Subsidiaries of the borrower that are not Material Subsidiaries have (i) assets with an aggregate book value in excess of $5,000,000, (ii) aggregate annual net income in excess of $5,000,000 or (iii) liabilities in an aggregate amount in excess of $5,000,000.
     “Maturity Date” means the earlier of (i) the date that is twenty-four months following the Effective Date and (ii) the effective date of a Reorganization Plan in respect of the Cases.
     “Mexican Collateral” has the meaning set forth in Section 9.10.
     “Mexican Depository” shall mean each Subsidiary of the Borrower domiciled in Mexico that is at any time in possession of Inventory owned by any Loan Party and included in the calculation of Elibigle Inventory, in each case in its capacity as depository of the Mexican Collateral, or any succesor depository thereof.
     “Moody’s” means Moody’s Investor Services, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clauses (i), (ii), (iv) or (v) of Section 5.02(h) and, to the extent that the distribution to any Loan Party of any proceeds of any sale, transfer or other disposition of any asset of a Foreign Subsidiary would (1) result in material adverse tax consequences, (2) result in a breach of any agreement governing Debt of such Foreign Subsidiary permitted to exist or to be incurred by such Foreign Subsidiary under the terms of this Agreement and/or (3) be limited or prohibited under applicable local law, clause (x) of Section 5.02(h)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) in the case of Net Cash Proceeds received by a Foreign Subsidiary, the principal amount of any Debt of Foreign Subsidiaries permanently prepaid or repaid with such proceeds, (C) the reasonable and customary out-of-pocket costs, fees (including investment banking fees), commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, (D) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith, and (E) a reasonable reserve (which reserve shall be deposited into an escrow account with the Administrative Agent) for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the Maturity Date); provided, however, that Net Cash Proceeds shall not include any such amounts to the extent (i) such amounts are reinvested in the business of the Borrower and its Subsidiaries within 180 days after the date of receipt thereof or (ii) a binding agreement with a third party to so invest is entered into by the Borrower and its Subsidiaries within 180 days after the date of receipt thereof and such amounts are invested within 270 days after the date of receipt thereof; provided, further, that Net Cash Proceeds shall not include the first $100,000,000 of cash receipts received after the Effective Date from sales, leases, transfers or other dispositions of assets by Foreign Subsidiaries permitted by Section 5.02(h)(x).

     “Net Orderly Liquidation Value” shall mean, with respect to Inventory or Equipment, as the case may be, the orderly liquidation value with respect to such Inventory or Equipment, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.
     “Net Recovery Rate” shall mean, with respect to Inventory at any time, the quotient (expressed as a percentage) of (i) the Net Orderly Liquidation Value of all Inventory owned by the Borrower and the Guarantors divided by (ii) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted third party inventory appraisal in form and substance, and performed by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.
     “Non-Filing Domestic Subsidiary” means Dana Asset Funding LLC and each other direct or indirect Subsidiary of the Borrower that is organized under the laws of the United States or any state or other political subdivision thereof that is not a party to a Case.
     “Non-Loan Party” means any Subsidiary of a Loan Party that is not a Loan Party.
     “Note” means a Term Note or a Revolving Credit Note.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Default” has the meaning specified in Section 7.05.
     “Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Outstanding Amount” means (i) with respect to Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Letter of Credit Borrowing occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the Available Amount of any Letter of Credit taking effect on such date.

     “Patents” has the meaning specified in Section 9.01(g)(i).
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that (A) such Acquisition shall be in property and assets which are part of, or in lines of business that are, substantially the same lines of business as (or ancillary to) one or more of the businesses of the Borrower and its Subsidiaries in the ordinary course; (B) any determination of the amount of consideration paid in connection with such investment shall include all cash consideration paid, the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment, and the principal amount of all assumptions of debt, liabilities and other obligations in connection therewith; (C) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the financial covenants set forth in Section 5.04 hereof, such compliance to be determined, in the case of any Permitted Acquisition involving consideration in excess of $10,000,0000, on the basis of audited financial statements (or, if such audited financial statements are unavailable, on the basis of such other historical financial information as is reasonably acceptable to the Administrative Agent) for such investment as though such investment had been consummated as of the first day of the fiscal period covered thereby.
     “Permitted Lien” means (i) liens in favor of the Administrative Agent for the benefit of the Secured Parties and the other parties intended to share the benefits of the Collateral granted pursuant to any of the Loan Documents; (ii) liens for taxes and other obligations or requirements owing to or imposed by governmental authorities existing or having priority, as applicable, by operation of law which in either case (A) are not yet overdue or (B) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as appropriate reserves in accordance with GAAP shall have been made with respect to such taxes or other obligations; (iii) statutory liens of banks and other financial institutions (and rights of set-off), (iv) statutory liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other liens imposed by law (other than any such lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (A) for amounts not yet overdue or (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (v) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (vi) liens, pledges and deposits to secure the performance of tenders, statutory obligations, performance and completion bonds, surety bonds, appeal bonds, bids, leases, licenses, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations; (vii) easements, rights-of-way, zoning restrictions, licenses, encroachments, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (viii) (A) any interest or title of a lessor or sublessor under any lease or sublease by the Borrower or any Subsidiary and (B) any leases or subleases by the Borrower or any Subsidiary to another Person(s) in the ordinary course of business; (ix) liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition or another Investment permitted hereunder; (x) the filing of precautionary

UCC financing statements relating to leases entered into in the ordinary course of business and the filing of UCC financing statements by bailees and consignees in the ordinary course of business; (xi) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xii) leases and subleases or licenses and sublicenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; (xiii) liens arising out of judgments not constituting an Event of Default hereunder; (xiv) liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds and products thereof; and (xv) any right of first refusal or first offer, redemption right, or option or similar right in respect of any capital stock owned by the Borrower or any Subsidiary with respect to any joint venture or other Investment, in favor of any co-venturer or other holder of capital stock in such investment.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Petition Date” has the meaning specified in Preliminary Statement (1).
     “Pledged Collateral” means, collectively, (i) the Initial Pledged Equity, (ii) the Initial Pledged Debt, (iii) Pledged Equity which is (x) all Equity Interests in any domestic Subsidiary of a Loan Party other than the Initial Pledged Equity that are acquired after the Petition Date or (y) all Equity Interests in any third party entities owned by any Loan Party which individually is valued (in accordance with GAAP) to be in excess of $1,000,000 and represents more than 10% ownership in such third party entity, (iv) Pledged Debt (other than the Initial Pledged Debt) which has a face principal amount in excess of $1,000,000 and which arises after the Petition Date and (v) any Pledged Investment Property (other than an Equity Interest) which has an individual value in excess of $1,000,000, subject in the case of each of the foregoing to the limitations and exclusions set forth in this Agreement.
     “Pledged Debt” has the meaning specified in Section 9.01(e)(iv).
     “Pledged Equity” has the meaning specified in Section 9.01(e)(iii).
     “Pledged Investment Property” has the meaning specified in Section 9.01(e)(v).
     “Pre-Petition Agent” means Citicorp USA, Inc. in its capacity as agent under the Pre-Petition Security Agreement.
     “Pre-Petition Collateral” means the “Collateral” as defined in the Pre-Petition Security Agreement.
     “Pre-Petition Debt” means Debt existing prior to the date of the Original DIP Credit Agreement.
     “Pre-Petition Document” means each of the “Secured Documents” as defined in the Pre-Petition Security Agreement.

     “Pre-Petition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Debt or trade payables or other pre-petition claims against the Borrower or any Guarantor.
     “Pre-Petition Secured Creditors” means the Persons from time to time holding Pre-Petition Secured Indebtedness.
     “Pre-Petition Secured Indebtedness” means all indebtedness and other Obligations of the Borrower and the Guarantors that are secured pursuant to the Pre-Petition Security Agreement.
     “Pre-Petition Security Agreement” means the Security Agreement dated as of November 18, 2005 from Dana Corporation and the other grantors referred to therein to Citicorp USA, Inc., as Agent.
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Priority Collateral” means, in respect of each of the Revolving Credit Facility and the Term Facility, in each case following satisfaction by the Loan Parties of the conditions set forth in Section 3.03, the Collateral securing such Facility on a first priority basis (subject solely to unavoidable pre-petition Liens and Liens permitted under Section 5.02(a) and the Carve-Out).
     “Professional Fees” means legal, appraisal, financing, consulting, and other advisor fees incurred in connection with the Cases, the Restructuring and this Agreement.
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) under the applicable Facility or Facilities at such time and the denominator of which is the amount of such Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the amount of such Facility or Facilities as in effect immediately prior to such termination).
     “Redeemable” means, with respect to any Equity Interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
     “Reduction Amount” has the meaning specified in Section 2.06(b)(iv).
     “Register” has the meaning specified in Section 10.07(d).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Assets” means, all (i) all Related Security with respect to all Accounts, (ii) lockboxes, lockbox accounts or any collection account, in each case if and to the extent of any such interest therein, (iii) proceeds of the foregoing, including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Accounts described above or Related Security with respect to any such Accounts, or otherwise applied to repay or discharge any such Accounts (including insurance payments applied in the ordinary course of business to amounts owed in respect of any such Accounts and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Accounts) or other collateral or property of any Person obligated to make payments under Accounts or any other party directly or indirectly liable for payment of such Account and (iv) records relating to the foregoing.
     “Related Contracts” has the meaning specified in Section 9.01(c).
     “Related Security” means, with respect to any Account, (i) all of the applicable Loan Party’s right, title and interest in and to the goods (including returned or repossessed goods), if any, relating to the sale which gave rise to such Account, (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the obligation giving rise to such Account or otherwise, (iii) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the obligation giving rise to such Account or otherwise, (iv) all records relating to the foregoing and (v) all proceeds of the foregoing.
     “Rent Reserve” means, with respect to any plant, warehouse distribution center or other operating facility where any Inventory subject to landlords’ Liens or other Liens arising by operation of law is located, a reserve equal to three (3) month’s rent at such plant, warehouse distribution center, or other operating facility, and such other reserve amounts that may be determined by the Administrative Agent in its reasonable discretion.
     “Reorganization Plan” shall mean a Chapter 11 plan of reorganization in any of the Cases of the Borrower or a Material Guarantor.
     “Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate Unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitment at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time, (C) the Unused Term Commitment of such Lender at such time and (D) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate amount of Swing Line Advances owing to any Swing Line Lender, the aggregate principal amount of Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.
     “Reserves” means, at any time of determination, (a) Rent Reserves, (b) the Carve-Out and (c) such other reserves as determined from time to time in the reasonable discretion of the Administrative Agent to preserve and protect the value of the Collateral.

     “Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restructuring” means the reorganization or discontinuation of the Borrower’s or any Subsidiary’s business, operations and structure in respect of (a) facility closures and the consolidation, relocation or elimination of operations and (b) related severance costs and other costs incurred in connection with the termination, relocation and training of employees.
     “Restructuring Charges” means non-recurring and other one-time costs incurred by the Borrower or any Subsidiary in connection with the Restructuring.
     “Revolving Credit Advance” has the meaning specified in Section 2.01(b).
     “Revolving Credit Availability Amount” means (a) prior to the satisfaction of the conditions set forth in Section 3.02, the lesser of (i) $800,000,000 (as such amount may be reduced in accordance with the provisions of Section 2.05) and (ii) the aggregate amount permitted by the Interim Order and (b) thereafter, the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Commitments at such time.
     “Revolving Credit Collateral” means (a) all Accounts and Related Contracts, (b) all Inventory, (c) all Related Assets, (d) all Account Collateral and (e) Intellectual Property to the extent necessary to sell, transfer, convey or otherwise dispose of the Accounts and Inventory.
     “Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Assignments, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
     “Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.
     “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
     “S&P” means Standard & Poor’s, a division of The Mc-Graw Hill Companies, Inc.
     “SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

     “Secured Credit Card Obligations” means any Obligations arising on and after the Petition Date under the Credit Card Program.
     “Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank, in each case solely to the extent that the obligations in respect of such Hedge Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents).
     “Secured Obligation” has the meaning specified in Section 9.01.
     “Secured Parties” means, collectively, the Administrative Agent, the Lender Parties, the Hedge Banks and the Affiliates of Lender Parties party to the Credit Card Program.
     “Security Collateral” has the meaning specified in Section 9.01(e).
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “SPC” has the meaning specified in Section 10.07(k).
     “Subagent” has the meaning specified in Section 9.06(b).
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that, for purposes of the Loan Documents, no DCC Entity shall be a “Subsidiary” of the Borrower.
     “Supermajority Lenders” means, at any time, Lenders owed or holding at least 66% in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate Unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitment at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time, (C) the Unused Term Commitment of such Lender at such time and (D) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate amount of Swing Line Advances owing to any Swing Line Lender, the aggregate principal amount of Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.

     “Supermajority Revolving Credit Lenders” means, at any time, Lenders owed or holding at least 80% in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitment at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Revolving Credit Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time, and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate amount of Swing Line Advances owing to any Swing Line Lender, the aggregate principal amount of Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.
     “Superpriority Claim” shall mean a claim against the Borrower or a Guarantor in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.
     “Swing Line Advance” means an advance made by (a) the Swing Line Lender pursuant to Section 2.01(d) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).
     “Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.01(d) or the Revolving Credit Lenders pursuant to Section 2.02(b).
     “Swing Line Commitment” means, with respect to the Swing Line Lender, the amount set forth opposite its name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Lender has entered into an Assignment and Acceptance, set forth for the Swing Line Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as the Swing Line Lender’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Swing Line Facility” means, at any time, an amount equal to the aggregate amount of the Swing Line Lender’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Swing Line Lender” means the Initial Swing Line Lender and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 10.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Lender and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Lender or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.
     “Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Taxes” has the meaning specified in Section 2.12(a).
     “Term Advance” has the meaning specified in Section 2.01(a).
     “Term Collateral” means all Collateral other than Revolving Credit Collateral.
     “Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignments and Assignments, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. As of the Effective Date, the aggregate principal amount of the Term Commitments is $700,000,000.
     “Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.
     “Term Lender” means any Lender that has a Term Commitment.
     “Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender.
     “Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the effective date of a Reorganization Plan and (iii) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.
     “Thirteen Week Forecast” has the meaning set forth in Section 5.03(f).
     “Tooling Program” means any program whereby tooling equipment is purchased or progress payments are made to facilitate production customer’s products and whereby the customer will ultimately repurchase the tooling equipment after the final approval by such customer.
     “Total Outstandings” means the aggregate Outstanding Amount of all Advances and all L/C Obligations.
     “Trade Secrets” has the meaning specified in Section 9.01(g)(v).
     “Trademarks” has the meaning specified in Section 9.01(g)(ii).
     “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

     “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time, and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Lender pursuant to Section 2.01(d) at any time.
     “Unused Term Commitment” means, with respect to any Lender at any time (a) such Lender’s Term Commitment at such time minus (b) the aggregate principal amount of all Term Advances made by such Lender (in its capacity as a Lender).
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).
          Section 1.04 Terms Generally. When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables” and “Rent Reserve” is to be determined in each case in the Administrative Agent’s “reasonable discretion”, such Reserve shall be implemented or such change shall become effective on the date of delivery of a written notice thereof to the Borrower (a “Borrowing Base Change Notice”), or immediately, without prior written notice, during the continuance of an Event of Default.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT
          Section 2.01 The Advances. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance to the Borrower (a “Term Advance”) on any Business Day during the period from the date of the entry of the Final Order until such date as the Initial Lenders and the Borrower shall mutually determine, in an amount not to exceed such Lender’s Term Commitment at such time. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.
          (b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an amount for each such Advance not to exceed such Revolving Credit Lender’s Unused Revolving Credit Commitment at such time and (ii) in an aggregate amount for all such Advances not to exceed such Lender’s ratable portion (based on the aggregate amount of the Unused Revolving Credit Commitments at such time) of the Revolving Credit Availability Amount at such time; provided that the sum of (x) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances outstanding at such time plus (y) the aggregate Available Amount of all Letters of Credit outstanding at such time shall not exceed the Revolving Credit Availability Amount at any time.
          (c) Borrowings. Each Borrowing shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or Letter of Credit Advances) and shall consist of Advances made simultaneously by the Lenders under the applicable Facility ratably according to the Lenders’ Commitments under such Facility. Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under Section 2.01(a), prepay pursuant to Section 2.06, and reborrow under Section 2.01(a).
          (d) The Swing Line Advances. The Swing Line Lender severally agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount owing to the Swing Line Lender not to exceed at any time outstanding the lesser of (i) the Swing Line Facility at such time and (ii) the Swing Line Lender’s Swing Line Commitment at such time; provided, however, that no Swing Line Borrowing shall exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof. Within the limits of the Swing Line Facility and within the limits referred to in the first sentence of this subsection (d), the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the principal amount of such Swing Line Advance.
          Section 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M.

(New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) the Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account or such other account as the Borrower shall request; provided, however, that, in the case of Revolving Credit Advances, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date.
          (b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Lender and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Lender will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account or such other account as the Borrower shall request.
          (ii) The Swing Line Lender may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02 (except that the Borrower shall not be deemed to have made any representations and warranties). The Swing Line Lender shall furnish the Borrower with a copy of the Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Lender, by deposit to the Administrative Agent’s Account, in same date funds, not later than 3:00 P.M. on the day specified in such Notice of Borrowing.
          (iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Lender as set forth in Section 2.02(b)(ii) shall be deemed to be a request by such

Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.
          (iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by such Swing Line Lender until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.
          (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in a Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.
          (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Revolving Credit Advances may not be outstanding as part of more than 15 separate Borrowings.
          (d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any actual loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (e) Unless the Administrative Agent shall have received notice from any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such

Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement.
          (f) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance or make available on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by it.
          Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) The Letter of Credit Commitment.
          (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries; provided that the Issuing Banks shall not be obligated to issue any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such issuance, (x) the Available Amount for all Letters of Credit issued by such Issuing Bank would exceed the lesser of the Letter of Credit Sublimit at such time and such Issuing Bank’s Letter of Credit Commitment at such time, (y) the Available Amount of such Letter of Credit would exceed the Unused Revolving Credit Commitment or (z) the sum of (1) the aggregate principal amount of all Revolving Credit Advances plus Swing Line Advances and Letter of Credit Advances outstanding at such time plus (2) the aggregate Available Amount of all Letters of Credit outstanding at such time exceed the Borrowing Base at such time. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
          (ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which such Issuing Bank in good faith deems material to it; (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank; or (D) such Letter of Credit is in an initial amount less than $100,000 (unless such Issuing Bank agrees otherwise), or is to be denominated in a currency other than U.S. dollars.
          (iii) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (iv) Letters of Credit may be issued for the account of a Subsidiary that is not a Loan Party so long as such Subsidiary is primarily liable for its reimbursement obligations thereunder pursuant to a separate reimbursement agreement entered into between such Subsidiary and the applicable Issuing Bank, to the extent practicable (in the Issuing Bank’s sole discretion).
          (b) Procedures for Issuance and Amendment of Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower or such Subsidiary for whose account such Letter of Credit is to be issued. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may reasonably require.
          (ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
          (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the Business Day following any payment by the applicable Issuing Bank under a Letter of Credit, so long as the Borrower has received notice of such drawing by 10:00 a.m. on such following Business Day (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing (together with interest thereon at the rate set forth in Section 2.07 for Revolving Credit Advances bearing interest at the Base Rate). If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Borrowings, but subject to the amount of the Unused Revolving Credit Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Revolving Credit Lender (including a Revolving Credit Lender acting as Issuing Bank) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Letter of Credit Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.
          (iv) Until each Revolving Credit Lender funds its Revolving Credit Advance or Letter of Credit Advance pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.
          (v) Each Revolving Credit Lender’s obligation to make Letter of Credit Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.
          (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving

Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable Issuing Bank submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
          (d) Repayment of Participations.
          (i) At any time after any Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s Letter of Credit Advance was outstanding) in the same funds as those received by the Administrative Agent.
          (ii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any circumstances (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          (e) Obligations Absolute. The obligation of the Borrower to reimburse any Issuing Bank for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or

any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
          The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
          (f) Role of Issuing Bank. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, any related Agent-Related Person, any of their respective correspondents, participants or assignees of such Issuing Bank or any Agent-Related Person, and they may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s, any such Agent-Related Person’s, or any of such respective correspondents, participants or assignees of such Issuing Bank or of any Agent-Related Person’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Cash Collateral. Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 105% of such Outstanding Amount determined as of the date of such Letter of Credit Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash collateral shall be maintained in the L/C Cash Collateral Account.
          (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.
          (i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
          Section 2.04 Repayment of Advances. (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders on the Termination Date the aggregate outstanding principal amount of the Term Advances then outstanding.
          (b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.
          (c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Lender and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.
          (d) Letter of Credit Advances. The Borrower shall repay to the Administrative Agent for the account of the Issuing Banks and each Revolving Credit Lender that has made a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them on the earlier of (i) the date of demand therefor and (ii) the Termination Date.
          Section 2.05 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon at least two Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility and the Letter of Credit Sublimit, the Unused Term Commitments and the Unused Revolving Credit Commitments; provided, however, that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) Mandatory.
          (i) Upon the making of the Term Advances pursuant to Section 2.01(a), the Term Commitments shall be automatically and permanently reduced to zero.
          (ii) The Revolving Credit Facility shall be automatically and permanently reduced (A) upon the entry of the Final Order by an amount equal to $50,000,000 and (B) on each date (prior to the date on which the Loan Parties shall have satisfied the conditions set forth in Section 3.03) on which prepayment thereof is required to be made pursuant to clause (i) of Section 2.06(b), by an amount equal to the applicable Reduction Amount.
          (iii) The Letter of Credit Sublimit shall be automatically and permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Sublimit exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
          (iv) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
          (c) Application of Commitment Reductions. Upon each reduction of the Revolving Credit Facility pursuant to this Section 2.05, the Commitment of each of the Revolving Credit Lenders shall be reduced by such Revolving Credit Lender’s Pro Rata Share of the amount by which the Revolving Credit Facility is reduced in accordance with the Lenders’ respective Revolving Credit Commitments.
          Section 2.06 Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice to the Administrative Agent received not later than 11:00 A.M. (New York, New York time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate outstanding principal amount of any Advance.
          (b) Mandatory.
          (i) The Borrower shall, within five Business Days after the date of receipt of any Net Cash Proceeds (or, (A) if the Borrower or its applicable Subsidiary has elected to reinvest such Net Cash Proceeds, on the 185th day after receipt of such Net Cash Proceeds, to the extent any such Net Cash Proceeds remain uninvested or (B) if the Borrower or its applicable Subsidiary has entered into a binding agreement with a third party to reinvest such Net Cash Proceeds within 180 days following the date of receipt of such Net Cash Proceeds, on the 275th day after receipt of such Net Cash Proceeds, to the extent any such Net Cash Proceeds remain uninvested) by any Loan Party or any of its Subsidiaries, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to such Net Cash Proceeds (or portion thereof); provided that the Borrower shall not be required to make any prepayment hereunder in respect of any transaction or series of related transactions as to which Net Cash Proceeds are not greater than $5,000,000 unless and until the aggregate amount of all Net Cash Proceeds that have not theretofore been applied to prepay the Advances pursuant to this Section 2.06(b)(i) exceeds

$10,000,000. Each such prepayment shall be applied first ratably to the outstanding Term Advances and second to the Revolving Credit Facility as set forth in clause (iv) below.
          (ii) The Borrower shall, on each Business Day, if applicable, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances or deposit an amount in the Collateral Account in an amount equal to the amount by which (A) the sum of (x) the aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances then outstanding plus (y) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Availability Amount.
          (iii) The Borrower shall, on each Business Day, if applicable, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Sublimit on such Business Day.
          (iv) Prepayments of the Revolving Credit Facility made pursuant to clause (i) and (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding, if any, until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied ratably to prepay Revolving Credit Advances then outstanding, if any, comprising part of the same Borrowings until such Advances are paid in full and third, if required under Section 2.03(g), deposited in the L/C Cash Collateral Account; and, in the case of any prepayment of the Revolving Credit Facility pursuant to clause (i) above, the amount remaining, if any, from the Revolving Credit Facility’s ratable portion of such Net Cash Proceeds after the prepayment of the Letter of Credit Advances and the Revolving Credit Advances then outstanding and any required cash collateralization of Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amounts being referred to herein as the “Reduction Amount”) may be retained by the Borrower for use in its business and operations in the ordinary course. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Revolving Credit Lenders, as applicable.
          (v) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.
          Section 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on each Term Advance and each Revolving Credit Advance owing to each Lender from the date of such Term Advance and each Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the first Business Day of each month during such periods.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than one month, on the first Business Day of each month that occurs during such Interest Period every month from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a)(i) above.
          (c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate determined by the Administrative Agent for purposes of clause (a) above.
          Section 2.08 Fees. (a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the date hereof in the case of each such Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other such Lender until the Termination Date, payable in arrears on the Effective Date, thereafter monthly on the first day of each month and on the Termination Date, at the rate of 0.375% per annum on the average daily unused portion of the Unused Revolving Credit Commitment of such Lender; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
          (b) Letter of Credit Fees, Etc.
          (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears on the first Business Day of each month, on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount during such month of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility.
          (ii) The Borrower shall pay to the Issuing Banks, for their own account, (A) a fronting fee, payable in arrears on the first Business Day of each month and on the Termination Date, on the average daily amount of its Letter of Credit Commitment during such month, from the Effective Date until the Termination Date, at the rate of 0.25% per annum and (B) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Banks.
          (c) Initial Lender Fees. The Borrower shall pay to the Administrative Agent for the account of the Initial Lenders (and their respective Affiliates) such other fees as may be from time to time agreed among the Borrower and the Initial Lenders (and their respective Affiliates).
          Section 2.09 Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory.
          (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall, at the end of the applicable Interest Period, automatically Convert into Base Rate Advances.
          (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
          (iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          Section 2.10 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.
          (c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          Section 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York, New York time) on the day when due (or, in the case of payments made by a Guarantor pursuant to Section 8.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.
          (c) The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due. Each of the Lender Parties hereby agrees to notify the Borrower promptly after any such setoff and application shall be made by such Lender Party; provided, however, that the failure to give such notice shall not affect the validity of such charge.
          (d) All computations of interest based on the Base Rate, of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.
          Section 2.12 Taxes. (a) Except as otherwise provided herein, any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, (x) taxes, levies, imposts, deductions, charges or withholdings that are imposed on or measured by its overall net income and franchise taxes imposed in lieu thereof by the United States or by the state or foreign jurisdiction or any political subdivision thereof under the laws of which such Lender Party or such Agent, as the case may be, is organized or, in the case of each Lender Party, such Lender Party’s Applicable Lending Office is located or (y) any branch profit taxes imposed by the United States of America (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, subject to Section 2.12(f), (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) Except as otherwise provided herein, the Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other

Taxes imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor, which written demand shall be accompanied by copies of the applicable documentation evidencing the amount of such taxes.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and Borrower with two original properly completed Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” (within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN,) as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI or any successor, or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to increased payment or indemnification under subsection (a) or (c) of this Section 2.12 with respect to taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such taxes.
          (g) If any Lender Party determines, in its sole discretion, that it has actually and finally realized by reason of the refund of any Taxes paid or reimbursed by any Loan Party pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such Lender Party whole, such Lender Party shall pay to the Borrower or other Loan Party, as the case may be, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, net of all out-of-pocket expenses in securing such refund.
          Section 2.13 Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07), (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

          Section 2.14 Use of Proceeds. The proceeds of (a) the Revolving Credit Advances, the Swing Line Advances and the Letters of Credit shall only be utilized (i)(A) to refinance the Existing Receivables Facility and (B) to satisfy the obligations under the Credit Card Program as of the Petition Date in the ordinary course of business, (ii) to pay costs and expenses in connection with such refinancing and the Cases, and (iii) to provide financing for working capital, letters of credit, capital expenditures and other general corporate purposes of the Borrower and the Guarantors, provided that not more than $200,000,000 in Available Amount of Letters of Credit may be issued to provide credit support for Foreign Subsidiaries of the Borrower and (b) the Term Advances shall only be utilized (i) to refinance Pre-Petition Secured Indebtedness and to repay Revolving Credit Advances on the date of the Term Advance, (ii) to pay costs and expenses in connection such refinancing and (iii) for other general corporate purposes of the Loan Parties, provided, however, that no amounts shall be paid pursuant to this Section 2.14 for fees and disbursements incurred by any Loan Party in connection with any assertion or prosecution of claims or causes of action against the Agents or any Lender Party, including, without limitation, (x) any objection to, the contesting in any manner of, or the raising of any defenses to, the validity, perfection, priority or enforceability of the Obligations under this Agreement or the Administrative Agent’s Liens upon the Collateral, or (y) any other rights or interest of the Agents or the Lender Parties under the Loan Documents but not including assertions or prosecutions of claims and causes of action arising from an Agent’s or a Lender’s failure to perform hereunder; provided, further, that, the proceeds of the Advances shall be available, and the Borrower agrees that it shall use all such proceeds in a manner consistent with the most recent Thirteen Week Forecast.
          Section 2.15 Defaulting Lenders. (a) In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.
          (b) In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:
     (i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent in its capacity as Administrative Agent; and
     (ii) second, to the Issuing Banks and the Swing Line Lender for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks and the Swing Line Lender; and
     (iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.
Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.
          (c) In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, N.A., in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank, N.A.’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:
     (i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder in its capacity as Administrative Agent;

     (ii) second, to the Issuing Banks and the Swing Line Lender for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks and the Swing Line Lender;
     (iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and
     (iv) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.
In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.
          (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.
          Section 2.16 Evidence of Debt. (a) The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.
          (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          Section 2.17 Priority and Liens. Subject to the limitations and exclusions set forth in Section 9.01(e)(iii) hereof, each of the Borrower and each Guarantor hereby covenants, represents and warrants that, upon entry of the Interim Order, the Obligations of the Borrower and such Guarantor hereunder and under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim; (ii) pursuant to Section 364(c)(2) of the

Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all unencumbered tangible and intangible property of the Borrower and such Guarantor and on all cash maintained in the L/C Cash Collateral Account and any investments of the funds contained therein, including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens (excluding any avoidance actions under the Bankruptcy Code (but including the proceeds therefrom)); (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all real, personal and mixed property of the Borrower and such Guarantor that is subject to valid and perfected liens in existence on the Petition Date, junior to such valid and perfected Liens; and (iv) pursuant to Section 364(d)(1), shall be secured by a perfected priming Lien upon all tangible and intangible property of the Borrower and such Guarantor that presently secure the Pre-Petition Secured Indebtedness, subject and subordinated in each case with respect to clauses (i) through (iv) above, only to the Carve-Out. Except for the Carve-Out having priority over the Obligations, the Superpriority Claims shall at all times be senior to the rights of the Borrower, each Guarantor, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases if any of the Borrower’s or the Guarantor’s cases are converted to cases under chapter 7 of the Bankruptcy Code.
          Section 2.18 Payment of Obligations. Subject to the provisions of Section 6.01 and the DIP Financing Orders, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lender Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
          Section 2.19 No Discharge: Survival of Claims. Each of the Borrower and each Guarantor agree that (i) its obligations hereunder shall not be discharged by the entry of an order confirming any Reorganization Plan (and each of the Borrower and each Guarantor, pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge), (ii) the Superpriority Claim granted to the Administrative Agent and the Lender Parties pursuant to the Order and described in Section 2.17 and the Liens granted to the Administrative Agent and the Lender Parties pursuant to the Order and described in Section 2.17 shall not be affected in any manner by the entry of any order by the Bankruptcy Court, including an order confirming any Reorganization Plan, and (iii) notwithstanding the terms of any Reorganization Plan, its Obligations hereunder and under each other Loan Document shall be repaid in full in accordance with the terms hereof and the terms of each other Loan Document, the Interim Order, and the Final Order.
          Section 2.20 Replacement of Certain Lenders.
          In the event a Lender (“Affected Lender”) shall have (i) become a Defaulting Lender under Section 2.15, (ii) requested compensation from the Borrowers under Section 2.12 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.10 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, or (iii) delivered a notice pursuant to Section 2.10(d) claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrower for reasons not generally applicable to the other Lenders, then, in any case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances 5 Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 10.07 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Advances owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 10.07. The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10 and 10.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 7.07 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
          Section 3.01 Conditions Precedent to Effectiveness. The effectiveness of Original DIP Credit Agreement, the initial obligation of the Revolving Credit Lenders to make Revolving Credit Advances up to the Revolving Credit Availability Amount then in effect, the obligation of the Initial Swing Line Lender to make the initial Swing Line Advance and obligation of the Initial Issuing Banks to issue the initial Letter of Credit are, in each case, subject to the satisfaction of the following conditions precedent (other than those conditions specified in Schedule 5.01(n)(iii)):
     (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Initial Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Initial Lender:
     (i) The Notes payable to the order of the Lenders to the extent requested in accordance with Section 2.16(a).
     (ii) Certified copies of the resolutions of the Boards of Directors of each of the Borrower and each Guarantor approving the execution and delivery of this Agreement, and of all documents evidencing other necessary constitutive action and, if any, governmental and other third party approvals and consents, if any, with respect to this Agreement and each other Loan Document other than any approval required and granted pursuant to the Interim Order.
     (iii) A copy of the charter or other constitutive document of each Guarantor and each amendment thereto, certified (as of a date on or after November 15, 2005) by the Secretary of State of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.
     (iv) A certificate of each of the Borrower and each Material Guarantor signed on behalf of the Borrower and such Guarantor, respectively, by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the accuracy and completeness of the charter of the Borrower or such Guarantor and the absence of any changes thereto; (B) the accuracy and completeness of the bylaws of the Borrower or such Guarantor as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(ii) were adopted and the absence of any changes thereto (a copy of which shall be attached to such certificate); (C) the absence of any proceeding known to be pending for the dissolution, liquidation or other termination of the existence of the Borrower or any Guarantor; (D) the accuracy in all material respects of the representations and warranties made by the Borrower or such Guarantor in the Loan Documents to which it is or is to be a party as though made on and as of the Effective Date, before and after giving effect to all of the Borrowings and the issuance of all of the Letters of Credit to be made on such date and to the application of proceeds, if any, therefrom; and (E) the absence of any event occurring and continuing, or resulting from any of the Borrowings or the issuance of any of the Letters of Credit to be made on the Effective Date or the application of proceeds, if any, therefrom, that would constitute a Default.
     (v) A certificate of the Secretary or an Assistant Secretary of each of the Borrower and each Material Guarantor certifying the names and true signatures of the officers of the Borrower and such Guarantor, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder.
     (vi) The following: (A) such certificates representing the Initial Pledged Equity of domestic entities referred to on Schedule V hereto, accompanied by undated stock powers, duly executed in blank, and such instruments evidencing the Initial Pledged Debt referred to on Schedule V hereto, duly indorsed in blank, as the Loan Parties may be able to deliver using their reasonable best efforts, (B) proper financing statements (Form UCC-1 or a comparable form) under the UCC of all jurisdictions that the Initial Lenders may deem necessary or desirable in order to perfect and protect the liens and security interest created or purported to be created under Article IX hereof, covering the Collateral described in Article IX hereof, in each case completed in a manner reasonably satisfactory to the Lender Parties, and (C) evidence of insurance as reasonably requested by the Initial Lenders.
     (vii) An intellectual property security agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all actions that the Initial Lenders may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement have been taken or will be taken in accordance with the terms of the Loan Documents.
     (viii) A Thirteen Week Forecast detailing the Borrower’s anticipated cash receipts and disbursements reasonably satisfactory in form and substance to the Initial Lenders.
     (ix) A Notice of Borrowing for any Borrowing to be made, and/or one or more Letter of Credit Applications for each Letter of Credit to be issued, on the Effective Date.

     (x) A favorable opinion of (A) Jones Day, counsel to the Loan Parties, in substantially the form of Exhibit D-1 hereto, and addressing such other matters as the Initial Lenders may reasonably request, (B) Hunton & Williams LLP, Virginia and Delaware counsel to the Loan Parties, in substantially the form of Exhibit D-2 hereto, and addressing such other matters as the Initial Lenders may reasonably request and (C) Shumaker, Loop & Kendrick, LLP, Michigan counsel to the Loan Parties, in substantially the form of Exhibit D-3 hereto and addressing such other matters as the Initial Lenders may reasonably request .
     (b) Interim Order. At the time of the Initial Extension of Credit, the Bankruptcy Court shall have entered an order in substantially the form of Exhibit E (the “Interim Order”) approving the Loan Documents and granting the Superpriority Claim status and the Liens described in Section 2.17.
     (c) First Day Orders. All of the First Day Orders entered by the Bankruptcy Court at the time of commencement of the Cases shall be in form and substance reasonably satisfactory to the Initial Lenders.
     (d) Payment of Fees. The Borrower shall have paid all accrued fees and expenses of the Lead Arrangers, the Administrative Agent and the Initial Lenders.
          Section 3.02 Conditions Precedent to Each Borrowing and Each Issuance of a Letter of Credit. Each of (a) the obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance to be made by the Issuing Banks or a Lender pursuant to Section 2.03(c) and as set forth in Section 2.02(b) with respect to the Swing Line Advances made by a Lender) on the occasion of each Borrowing, and (b) the obligation of the Issuing Banks to issue a Letter of Credit (including the initial issuance of a Letter of Credit hereunder) or to renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing, issuance or renewal:
     (i) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or renewal of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing, issuance or renewal such statements are true):
     (A) the representations and warranties contained in each Loan Document, are correct in all material respects on and as of such date, before and after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, issuance or renewal, in which case as of such specific date;
     (B) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds, if any, therefrom, that constitutes a Default; and
     (C) the Interim Order is in full force and effect and has not been stayed, reversed, modified or amended in any respect without the prior written consent of the Initial Lenders, provided that at the time of the making of any Advance or the issuance of any Letter of Credit the amount of either of which, when added to the sum of the aggregate Advances outstanding and the aggregate Available Amount of all Letters of Credit then outstanding, would exceed the amount authorized by the Interim Order (collectively, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a copy of an order of the Bankruptcy Court in substantially the form of Exhibit F hereto (the “Final Order”), which, in any event, shall have been entered by the Bankruptcy Court no later than 45 days after entry of the Interim Order and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, shall authorize extensions of credit in respect of the Revolving Credit Facility and the Swing Line Facility in the aggregate amount up to the Revolving Credit Availability Amount and in respect of the Term Facility in the amount up to $700,000,000, and shall not have been stayed, reversed, modified or amended in any respect that is adverse to the Lender Parties without the prior written consent of the Initial Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of Advances nor the issuance of any Letter of Credit nor the performance by the Borrower or the Guarantor of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal; and
(D) no Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom; and
     (ii) the Lenders shall have received the Borrowing Base Certificate most recently required to be delivered pursuant to Section 5.03(q), the calculations contained in which shall be reasonably satisfactory to the Administrative Agent.
          Section 3.03 Conditions Precedent to the Term Borrowing. The obligation of each Term Lender to make its Term Loan is subject to the satisfaction of the following conditions precedent:
     (a) The Administrative Agent shall have received a Notice of Borrowing with respect to such Borrowing as required by Section 2.02.
     (b) The Final Order shall have been entered by the Bankruptcy Court.
     (c) The Borrower shall have furnished to the Administrative Agent (i) the DIP Budget, which shall be reasonably satisfactory to the Administrative Agent and the Initial Lenders and (ii) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related unaudited Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, each in form and substance reasonably satisfactory to the Initial Lenders.
     (d) The Loan Parties and the Lenders shall have entered into the Borrowing Base Amendment.
     (e) The Borrower shall have used commercially reasonable efforts to obtain debt ratings for the Facilities from each of Moody’s and S&P.
     (f) The Borrower shall have paid to the Administrative Agent and the Lead Arrangers the then unpaid balance of all accrued and unpaid fees of the Administrative Agent and the Lead Arrangers, and the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and the Lead Arrangers as to which invoices have been issued.
     (g) The conditions set forth in Sections 3.01 and 3.02 shall have been satisfied.

          Section 3.04 Determinations Under Sections 3.01 and 3.03. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.03, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto, and if a Borrowing occurs on the Effective Date, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.
          Section 3.05 Conditions Precedent to the Amendment and Restatement Effective Date; Effect of Amendment and Restatement(a) . (a) This Agreement shall become effective upon the date (the “Amendment and Restatement Effective Date”) that the following conditions precedent are satisfied (or waived in accordance with Section 10.01):
          (i) The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on its behalf (which counterpart may be a facsimile of an original counterpart).
          (ii) The Borrower shall have paid to the Administrative Agent and the Initial Lenders all fees that have accrued under the Existing DIP Credit Agreement for the period commencing on the Effective Date to the Amendment and Restatement Effective Date.
          (b) On the Amendment and Restatement Effective Date, each Existing Letter of Credit shall be deemed, without further action by any party hereto, to be a Letter of Credit issued under this Agreement for all purposes of this Agreement and the other Loan Documents.
          (c) On the Amendment and Restatement Effective Date, each Term Advance under the Existing DIP Credit Agreement shall be deemed, without further action by any party hereto, to be a Term Advance issued under this Agreement for all purposes of this Agreement and the other Loan Documents and the Interest Period with respect to such Term Advance shall continue as in effect on the Amendment and Restatement Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Section 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:
     (a) Each of the Borrower and its Material Subsidiaries (i) is a corporation, partnership, limited liability company or other organization duly organized, validly existing and in good standing (or to the extent such concept is applicable to a non-U.S. entity, the functional equivalent thereof) under the laws of the jurisdiction of its incorporation or formation except where the failure to be in good standing (or the functional equivalent), individually or in the aggregate, would not have a Material Adverse Effect, (ii) is duly qualified as a foreign corporation (or other entity) and in good standing (or the functional equivalent thereof, if applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed and in good standing (or the functional equivalent thereof, if applicable), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (iii) subject to the entry of the Interim Order by the Bankruptcy Court, has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, all of the outstanding capital stock of each Loan Party (other than the Borrower) has been validly issued, is fully paid and non-assessable and is owned by the Persons listed on Schedule 4.01 hereto in the percentages specified on Schedule 4.01 hereto free and clear of all Liens, except those created under the Collateral Documents or otherwise permitted under Section 5.02(a) hereof.
     (b) Set forth on Schedule 4.01 hereto is a complete and accurate list of all Subsidiaries of the Borrower (other than DCC and its Subsidiaries as of the Effective Date), showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, and the percentage of the Equity Interests owned (directly or indirectly) by the Borrower or its Subsidiaries.
     (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) subject to the entry of the Interim Order by the Bankruptcy Court, violate any applicable law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, or any of their properties entered into by such Loan Party after the Petition Date except, in each case, other than any conflict, breach or violation which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, the Interim Order and the Final Order, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.
     (d) Except for the entry of the DIP Financing Orders, filings or recordings already made or to be made pursuant to any federal law, rule or regulation or filings or recordings to be made in any jurisdiction outside of the United States, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of each aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the requisite priority set forth in the DIP Financing Orders) or (iv) subject to the DIP Financing Orders, the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.
     (e) This Agreement has been, and each of the Notes, if any, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, subject to the entry of the Interim Order by the Bankruptcy Court, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.
     (f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and the interim Consolidated balance sheets of the Borrower and its Subsidiaries as at March 31, 2005, June 30, 2005, and September 30, 2005 and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the respective periods then ended, in each case as restated, which have been furnished to each Lender Party present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such dates and for such periods all in accordance with GAAP consistently applied (subject to year-end adjustments and in the case of unaudited financial statements, except for the absence of footnote disclosure). Since December 31, 2004, there has not occurred a Material Adverse Change.
     (g) The DIP Budget and all projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 5.03(f) were prepared and will be prepared, as applicable, in good faith on the basis of the assumptions stated therein, which assumptions were fair and will be fair in the light of conditions existing at the time of delivery of such DIP Budget or projections, as the case may be, and represented and will represent, at the time of delivery, the Borrower’s best estimate of its future financial performance.
     (h) Neither the Confidential Information Memorandum nor any other written information, exhibits and reports furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party on or after February 4, 2006 in connection with any Loan Document (other than to the extent that any such information, exhibits and reports constitute projections described in Section 4.01(g) above and any historical financial information delivered prior to the restatement thereof by the Borrower and its auditors) taken as a whole and in light of the circumstances in which made, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which any such statements were made, not misleading.
     (i) Except as set forth on Schedule 4.01(i) or as disclosed in any SEC filings, there is no action, suit, or proceeding affecting the Borrower or any of its Material Subsidiaries pending or, to the best knowledge of the Loan Parties, threatened before any court, governmental agency or arbitrator that (i) is reasonably expected to be determined adversely to the Loan Party and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document.
     (j) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or any drawing under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (k) Other than the filing of the Cases and events related to such filing, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.

     (l) The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, its Material Subsidiaries, nor any ERISA Affiliates has incurred or is reasonably expected to incur any material withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) under any multiemployer plan.
     (m) Except as set forth in Schedule 4.01(m) hereto, the operations and properties of each Loan Party and each of its Material Subsidiaries comply with all applicable Environmental Laws and Environmental Permits except for non-compliance that could not be reasonably likely to have a Material Adverse Effect, all past non compliance with such Environmental Laws and Environmental Permits has been resolved in a manner that could not be reasonably likely to have a Material Adverse Effect, and, to the knowledge of the Loan Parties after reasonable inquiry, no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of its Material Subsidiaries or any of their properties that could be reasonably likely to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could be reasonably likely to have a Material Adverse Effect.
     (n) The DIP Financing Orders and the Collateral Documents create a valid and perfected security interest in the Collateral having the priority set forth therein securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable, as determined in the reasonable discretion of the Initial Lenders, to perfect and protect such security interest have been duly taken, except that the execution and delivery of local law governed pledge or analogous documentation with respect to Equity Interests in Subsidiaries of the Borrower organized in jurisdictions outside the United States, and the filing, notarization, registration or other publication thereof, and the taking of other actions, if any, required under local law of the relevant jurisdictions of organization for the effective grant and perfection of a Lien on such Equity Interests under laws of such jurisdictions of organization outside the United States, may be required in order to fully grant, perfect and protect such security interest under such local laws. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
     (o) Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.
     (p) Each Loan Party and each of its Subsidiaries has filed or caused to be filed all tax returns and reports (federal, state, local and foreign) which are required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, together with applicable interest and penalties, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
ARTICLE V
COVENANTS OF THE LOAN PARTIES
          Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:
     (a) Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of the Borrower or such Guarantor, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises and the loss thereof is not materially disadvantageous to the Loan Parties, taken as a whole, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted by Section 5.02(h).
     (b) Compliance with Laws. Comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, such compliance to include without limitation, ERISA, Environmental Laws and The Racketeer Influenced and Corrupt Organizations Chapter of The Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (c) Insurance. Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance); and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area and in each case with financially sound and reputable insurance companies (subject to provisions for self-insurance).
     (d) Obligations and Taxes. Pay all its obligations arising after the Petition Date promptly and in accordance with their terms and pay and discharge and cause each of its Subsidiaries to pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising, or attributed to the period, after the Petition Date, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise arising after the Petition Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the (i) payment or discharge thereof shall be stayed by Section 362(a)(8) of the Bankruptcy Code, or (ii) the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.

     (e) Access to Books and Records.
     (i) Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and provide the Lender Parties and their representatives access to all such books and records during regular business hours upon reasonable advance notice, in order that the Lender Parties may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to any Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrower and the Guarantors with the officers and independent accountants of the Borrower; provided that the Borrower shall have the right to be present at any such visit or inspection.
     (ii) Grant the Lender Parties access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters upon reasonable advance notice, but subject to appropriate limitations so as to preserve attorney-client privilege.
     (iii) At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Initial Lenders and/or any representatives designated by the Initial Lenders (including any consultants, accountants, lawyers and appraisers retained by the Initial Lenders) to visit the properties of the Borrower and the Guarantors to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrower or its Subsidiaries as the Initial Lenders may require, and to monitor the Collateral and all related systems; provided that the Borrower shall have the right to be present at any such visit and, unless an Event of Default has occurred and is continuing, such visits permitted under this clause (iii) shall be coordinated through the Administrative Agent and shall be made no more frequently than once in any fiscal quarter.
     (iv) Permit third-party appraisals of Inventory; provided that such third-party appraisals may be conducted (i) no more than once per year or (ii) at any time upon the occurrence and continuance of an Event of Default.
     (f) Use of Proceeds. Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.14.
     (g) Restructuring Advisor; Financial Advisor. Retain at all times (i) a restructuring advisor and (ii) a financial advisor that, in each case, has substantial experience and expertise advising Chapter 11 debtors-in-possession in large and complex bankruptcy cases; provided that the Loan Parties shall be permitted to replace any such advisor with any another advisor satisfying the requirements of this subsection (g) and shall be permitted a period a time (not to exceed 10 Business Days) to file an application with the Bankruptcy Court to employ such replacement advisor.
     (h) Priority. Acknowledge pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations of the Loan Parties hereunder and under the other Loan Documents constitute allowed Superpriority Claims.
     (i) Validity of Loan Documents. Use its best efforts to object to any application made on behalf of any Loan Party or by any Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.
     (j) Maintenance of Cash Management System. Maintain a cash management system on terms reasonably acceptable to the Initial Lenders, it being acknowledged that the Cash Management System of the Borrower as in effect on the Effective Date is reasonably acceptable to the Initial Lenders.
     (k) Account Control Agreements. (i) Maintain, with respect to lockbox or other blocked accounts maintained in connection with the Existing Receivables Facility immediately prior to the termination thereof, and (ii) obtain and deliver to the Administrative Agent no later than 60 days following the Effective Date (or such later date as the Initial Lenders may reasonably determine), with respect to all other lockbox and deposit accounts (other than disbursement accounts maintained in the ordinary course of business consistent with past practices), account control agreements with respect to all such lockboxes and other deposit accounts of the Borrower and each Guarantor in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that this Section 5.01(k) shall not apply to (i) cash collateral accounts for Hedge Agreements, letters of credit, surety bonds and existing equipment leases (solely for purposes of collateralizing such letters of credit, surety bonds and existing equipment leases and solely to the extent permitted by Section 5.02(a)), (ii) payroll accounts maintained in the ordinary course of business, (iii) disbursement accounts maintained in the ordinary course of business for the prompt disbursement of amounts payable in the ordinary course of business, and (iv) deposit accounts to the extent the aggregate amount on deposit in each such deposit account does not exceed $1,000,000 at any time and the aggregate amount on deposit in all deposit accounts under this clause (iv) does not exceed $5,000,000 at any time.
     (l) Additional Guarantors. Cause each Material Subsidiary that hereafter becomes party to a Case to execute a Guaranty Supplement within 10 days of becoming party thereto; provided, however, that notwithstanding the foregoing, no subsidiary will be required to become or remain a Guarantor or provide or maintain a lien on any of its assets as security for any of the Obligations (A) if such Subsidiary is not a wholly-owned Subsidiary; or (B) to the extent doing so would (1) result in any adverse tax consequences or (2) be prohibited by any applicable law.
     (m) DIP Budget; Financial Statements. Furnish to the Administrative Agent (i) a DIP Budget which shall be reasonably satisfactory to the Administrative Agent and the Initial Lenders and (ii) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related unaudited Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, in each case not later than March 22, 2006.
     (n) Further Assurances.
     (i) Promptly upon reasonable request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof
     (ii) Promptly upon reasonable request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     (iii) Promptly take, or cause to be taken, each action set forth in Schedule 5.01(n)(iii) to be taken by such Loan Party within the time period specified for such action to be taken on such schedule.
     (o) Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not have a Material Adverse Effect; provided that, this subsection (o) shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement.
     (p) Transfer of Receivables. Use commercially reasonable efforts to cause the Accounts subject to the Existing Receivables Facility to be transferred to the originator Loan Parties as promptly as practicable following payment in full of the Existing Receivables Facility.
          Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:
     (a) Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or any of its Material Subsidiaries now owned or hereafter acquired by any of the Borrower or the Guarantors, other than: (i) Liens existing on the Petition Date, (ii) Permitted Liens, (iii) Liens on assets of Foreign Subsidiaries to secure Debt permitted by Section 5.02(b)(vi), (iv) Liens in favor of the Administrative Agent and the Secured Parties, (v) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(vii) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such Debt or subject to the applicable Capitalized Lease, (vi) Liens in the form of cash collateral deposited to secure Obligations under Hedge Agreements provided and such cash is not in excess of $75,000,000, (vii) Liens arising pursuant to the Tooling Program and (viii) Liens on cash or Cash Equivalents to secure cash management obligations to Keybank National Association provided that such cash or cash equivalents are not in excess of $1,000,000.
     (b) Debt. Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Material Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for (i) Debt under this Agreement and the other Loan Documents, (ii) Debt incurred prior to the

Petition Date (including any capital lease obligations assumed after the Petition Date), (iii) Debt arising from Investments among the Borrower and its Subsidiaries that are permitted hereunder, (iv) Debt in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (v) Debt consisting of guaranties permitted by Section 5.02(c); (vi) Debt of Foreign Subsidiaries owing to third parties in an aggregate outstanding principal amount (together with the aggregate outstanding principal amount of all other Debt of Foreign Subsidiaries permitted under this subsection (b)) not in excess of $400,000,000 at any time outstanding and Debt of Canadian Subsidiaries of the Borrower under the Canadian Revolving Facility, (vii) Debt constituting purchase money debt and Capitalized Lease obligations (not otherwise included in subclause (ii) above) in an aggregate outstanding amount not in excess of $75,000,000, (viii)(x) Debt in respect of Hedge Agreements entered into in the ordinary course of business to protect against fluctuations in interest rates, foreign exchange rates and commodity prices and (y) Debt arising on and after the Petition Date under the Credit Card Program, provided that the aggregate amount of Debt in respect of (A) Secured Hedge Agreements and Secured Credit Card Obligations shall not exceed $50,000,000 at any time outstanding and (B) Hedge Agreements subject to Liens permitted under Section 5.02(a)(vi) shall not exceed $75,000,000 at any time outstanding, (ix) indebtedness which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations incurred in connection with any judgment not constituting an Event of Default, (x) indebtedness in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (xi) payables owing to suppliers in connection with the Tooling Program, and (xii) Debt not otherwise permitted hereunder in an aggregate outstanding principal amount of $20,000,000.
     (c) Guarantees and Other Liabilities. Contract, create, incur, assume or permit to exist, or permit any Material Subsidiary to contract, create, assume or permit to exist, any Guarantee Obligations, except (i) for any guaranty of Debt or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Debt or obligations under this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (iii) Guarantee Obligations constituting Investments of the Borrower and its Subsidiaries permitted hereunder.
     (d) Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Agents and the Secured Parties against the Borrower and the Guarantors except with respect to the Carve-Out.
     (e) Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution, or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any             shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock) of the Borrower, or set apart any sum for the aforesaid purposes.
     (f) Transactions with Affiliates. Enter into or permit any of its Material Subsidiaries to enter into any transaction with any Affiliate, other than on terms and conditions at least as favorable to the Borrower or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party or between any Non-Loan Party and any other Non-Loan Party; (ii) any transaction between any Loan Party and any Non-Loan Party that is at least as favorable to such Loan Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) any transaction individually or of a type expressly permitted pursuant to the terms of the Loan Documents; (iv) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the relevant Board of Directors; or (v) transactions in existence, or of a type in existence, on the Petition Date.
     (g) Investments. Make or hold, or permit any of its Material Subsidiaries to make, any Investment in any Person, except for (i) (A) ownership by the Borrower or the Guarantors of the capital stock of each of the Subsidiaries listed on Schedule 4.01 and (B) other Investments existing on the Petition Date; (ii) Investments in Cash Equivalents and Investments by Foreign Subsidiaries in securities and deposits similar in nature to Cash Equivalents and customary in the applicable jurisdiction; (iii) advances and loans existing on the Petition Date among the Borrower and the Subsidiaries (including any refinancings or extensions thereof but excluding any increases thereof or any further advances of any kind in connection therewith); (iv) Investments or intercompany loans or advances made on or after the Petition Date (A) by any Loan Party to or in any other Loan Party, (B) by any Non-Loan Party to or in any Loan Party or (C) by any Non-Loan Party to or in any other Non-Loan Party; (v) investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments; (vi) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with current market practices, (B) in the form of extensions of trade credit in the ordinary course of business, or (C) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business; (vii) Investments made in any Person to the extent such investment represents the non-cash portion of consideration received for an asset sale permitted under the terms of the Loan Documents; (viii) loans or advance to directors, officers and employees for bona fide business purposes and in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; (ix) investments constituting guaranties permitted pursuant to Section 5.02(c)(i) or (ii) above; (x) Permitted Acquisitions in an amount not to exceed $75,000,000 in the case of the Borrower and its Subsidiaries during any Fiscal Year (provided that the Loan Parties may only make Permitted Acquisitions in an amount not to exceed $10,000,000 during any Fiscal Year); (xi) Investments in Spicer S.A. in an aggregate amount not in excess of the sum of $45,000,000 plus the aggregate amount of any transfers made to Spicer S.A. or any of its Subsidiaries in accordance with Section 5.02(h)(v) below, (xii) Investments in connection with the Tooling Program in an aggregate amount (together with any Investments in connection with the Tooling Program permitted under sub-clause (i)(B) above) not in excess of $135,000,000; (xiii) Investments by Loan Parties in Foreign Subsidiaries (A) in an aggregate amount not to exceed $50,000,000 at any time outstanding and (B) to the extent that Letters of Credit are permitted to be issued hereunder to provide credit support for third-party Debt of Foreign Subsidiaries; (xiv) Investments by Foreign Subsidiaries in other Foreign Subsidiaries and in the Loan Parties; and (xv) other Investments to the extent not permitted pursuant to any other subpart of this Section in an amount not to exceed $15,000,000 in any Fiscal Year.
     (h) Disposition of Assets. Sell or otherwise dispose of, or permit any of its Material Subsidiaries to sell or otherwise dispose of, any assets (including, without limitation, the capital stock of any Subsidiary) except for (i) proposed divestitures publicly disclosed as of the Effective Date or otherwise disclosed to the Administrative Agent and the Lenders prior to the Effective Date; (ii) (x) sales of inventory or obsolete or worn-out property by the Borrower or any of its Subsidiaries in the ordinary course of business, (y) sales, leases or transfers of property by the Borrower or any of its Subsidiaries to the Borrower or a Subsidiary or to a third party in connection with the asset value recovery program to be established with GOIndustries, or (z)

sales by Non-Loan Parties of property no longer used or useful; (iii) the sale, lease, transfer or other disposition of any assets (A) by any Loan Party to any other Loan Party, (B) by any Non-Loan Party to any Loan Party or (C) by any Non-Loan Party to any other Non-Loan Party; (iv) sales, transfers or other dispositions of assets in connection with the Tooling Program; (v) the transfer by any US Loan Party of certain machinery, equipment and inventory to Spicer S.A. or any of its Subsidiaries so long as the aggregate value of all such assets transferred does not exceed $50,000,000; (vi) any sale, lease, transfer or other disposition made in connection with any Investment permitted under Sections 5.02(g)(ii), (v), (vi) or (ix) hereof; (vii) licenses, sublicenses or similar transactions of intellectual property in the ordinary course of business and the abandonment of intellectual property deemed no longer useful; (viii) equity issuances by any subsidiary to the Borrower or any other subsidiary to the extent such equity issuance constitutes an Investment permitted pursuant to Section 5.02(g)(iv); (ix) transfers of receivables and receivables related assets or any interest therein by any Foreign Subsidiary in connection with any factoring or similar arrangement, subject to compliance with Section 5.02(b)(vi); (x) other sales, leases, transfers or dispositions of assets for fair value at the time of such sale (as reasonably determined by Borrower) so long as (A) in the case of any sale or other disposition, not less than 75% of the consideration is cash, (B) no Default or Event of Default exists immediately before or after giving effect to any such sale, lease, transfer or other disposition, and (C) in the case of any sale, lease transfer or other disposition by any Loan Party, the fair value of all such assets sold, leased, transferred or otherwise disposed of in any fiscal year does not exceed an amount equal to $25,000,000.
     (i) Nature of Business. Modify or alter, or permit any of its Material Subsidiaries to modify or alter, in any material manner the nature and type of its business as conducted at or prior to the Petition Date or the manner in which such business is currently conducted (except as required by the Bankruptcy Code), it being understood that sales permitted by Section 5.02(h) and discontinuing operations expressly identified as operations to be discontinued in the DIP Budget shall not constitute such a material modification or alteration.
     (j) Limitation on Prepayments and Pre-Petition Obligations. Except as otherwise allowed pursuant to the Interim Order or the Final Order, (i) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Debt or other pre-Petition Date obligations of the Borrower or Guarantor, (ii) pay any interest on any Pre-Petition Debt of the Borrower or Guarantor (whether in cash, in kind securities or otherwise), or (iii) except as provided in the Interim Order, the Final Order or any order of the Bankruptcy Court and approved by the Required Lenders, make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Court for the authority to do any of the foregoing; provided that (w) the Borrower may make payments pursuant to the Order approving Stipulation Among the Debtors, the Official Committee of Unsecured Creditors, the Debtors’ Postpetition Lenders and the Pension Benefit Guaranty Corporation Regarding the Debtors’ April 15, 2006 Pension Funding Payment entered by the Bankruptcy Court, (x) the Borrower may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code, (y) the Borrower may prepay the obligations under the Loan Documents and make payments permitted by the First Day Orders, and (z) the Borrower may make payments to such other claimants and in such amounts as may be consented to by the Initial Lenders and approved by the Bankruptcy Court. In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition on behalf of such Loan Party which such Loan Party is prohibited from making under the provisions of this subsection (j).

     (k) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal year to exceed $325,000,000; provided, however, that if, for any year, the aggregate amount of capital expenditures made by the Borrower and its Subsidiaries is less than $325,000,000 (the difference between $325,000,000 and the amount of Capital Expenditures in such year (the “Excess Amount”), the Borrower shall be entitled to make additional Capital Expenditures in the immediately succeeding year in an amount equal to the Excess Amount, it being understood that the Excess Amount for any Fiscal Year shall be deemed the first amount used in any succeeding Fiscal Year.
     (l) Mergers. Merge into or consolidate with any Person or permit any Person to merge into it, except (i) for mergers or consolidation constituting permitted Investments under Section 5.02(g) or asset dispositions permitted pursuant to Section 5.02(h), (ii) mergers, consolidations, liquidations or dissolutions (A) by any Loan Party (other than the Borrower) with or into any other Loan Party, (B) by any Non-Loan Party (other than a DCC Entity) with or into any Loan Party or (C) by any Non-Loan Party (other than a DCC Entity) with or into any other Non-Loan Party (other than a DCC Entity); provided that, in the case of any such merger or consolidation, the person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, and provided further that in the case of any such merger or consolidation (x) to which the Borrower is a party, the Person formed by such merger or consolidation shall be the Borrower and (y) to which a Loan Party (other than the Borrower) is a party (other than a merger or consolidation made in accordance with subclause (D) above), the Person formed by such merger or consolidation shall be a Loan Party on the same terms; and (iii) the dissolution, liquidation or winding up of any subsidiary of the Borrower, provided that such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and the assets of the Person so dissolved, liquidated or wound-up are distributed to its Borrower or to a Loan Party.
     (m) Amendments of Constitutive Documents. Amend its constitutive documents, except for amendments that would not reasonably be expected to materially affect the interests of the Lenders.
     (n) Accounting Changes. Make or permit any changes in (i) accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (ii) its Fiscal Year.
     (o) Payment Restrictions Affecting Subsidiaries. Enter into or allow to exist, or allow any Material Subsidiary to enter into or allow to exist, any agreement prohibiting or conditioning the ability of the Borrower or any such Subsidiary to (i) create any lien upon any of its property or assets, (ii) make dividends to, or pay any indebtedness owed to, any Loan Party, (iii) make loans or advances to, or other investments in, any Loan Party, or (iv) transfer any of its assets to any Loan Party other than (A) any such agreement with or in favor of the Administrative Agent or the Lenders; (B) in connection with (1) any agreement evidencing any Liens permitted pursuant to Section 5.02(a)(iii), (v) or (vii) (so long as (x) in the case of agreements evidencing Liens permitted under Section (a)(iii), such prohibitions or conditions are customary for such Liens and the obligations they secure and (y) in the case of agreements evidencing Liens permitted under Section (a)(v) or (vii), such prohibitions or conditions relate solely to the assets that are the subject of such Liens) or (2) any Indebtedness permitted to be incurred under Sections 5.02(b)(vi), (vii), or (viii) above (so long as (x) in the case of agreements evidencing Indebtedness permitted under Section 5.02(b)(vi), such prohibitions or conditions are customary for such Indebtedness and (y) in the case of agreements evidencing Indebtedness permitted under

Section 5.02(b)(vii) or (viii), such prohibitions or conditions are limited to the assets securing such Indebtedness; (C) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (D) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any Subsidiary for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (E) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (F) customary anti-assignment provisions contained in any agreement entered into in the ordinary course of business; (G) any agreement in existence on the Petition Date and any assumption of any such agreement permitted hereunder so long as the terms or provisions in connection with any such assumption relating to liens are no more restrictive than the agreement in effect on the Petition Date; (H) any agreement in existence at the time a Subsidiary is acquired so long as such agreement was not entered into in contemplation of such acquisition; or (I) such encumbrances or restrictions required by applicable law.
     (p) Sales and Lease Backs. Except as set forth on Schedule 5.02(p), become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property, whether now owned or hereafter acquired (i) which such Loan Party has sold or transferred or is to sell or transfer to any other Person (other than another Loan Party) or (ii) which such Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Loan Party to any Person (other than another Loan Party) in connection with such lease.
          Section 5.03 Reporting Requirements. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent:
     (a) Default Notice. As soon as possible and in any event within three Business Days after any Responsible Officer of the Borrower has knowledge of the occurrence of each Default or within five Business Days after any Responsible Officer of the Borrower has knowledge of the occurrence of any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or person performing similar functions) of the Borrower setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto.
     (b) Monthly Financials. For each month, as soon as available and in any event on the later of (i) 30 days after the end of such month and (ii) the date on which the Bankruptcy Court shall require the delivery thereof (but in no event later than the 60th days after the end of such month), in each case, the financial information required to be delivered to the Bankruptcy Court for such month, which information shall be in form and detail satisfactory to the Required Lenders, and, without duplication, a comparison of such financial information with the projections for such month in the DIP Budget and a schedule in form reasonably satisfactory to the Initial Lenders of the computations used in determining compliance with the covenants contained in Section 5.04, all in reasonable detail and duly certified by a Responsible Officer of the Borrower.
     (c) Quarterly Financials. Commencing with the fiscal quarter ending March 31, 2006, as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or such earlier date as the Borrower may be required by the SEC to deliver its Form 10-Q or such later date as the SEC may permit for the delivery of the Borrower’s Form 10-Q and in the case of the first quarter of 2006, by May 31, 2006), a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and Consolidated statements of income cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.
     (d) Annual Financials. As soon as available and in any event no later than 90 days (or 120 days in the case of the Fiscal Year ending December 31, 2005) following the end of the Fiscal Year ending December 31, 2005, a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion acceptable to the Initial Lenders of independent public accountants of recognized national standing acceptable to the Initial Lenders and (B) a certificate of a Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Initial Lenders of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(k) and 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.02(k) and 5.04, a statement of reconciliation conforming such financial statements to GAAP.
     (e) Annual Forecasts. No later than 30 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2006) annual forecasts of the Borrower and its Consolidated Subsidiaries on a monthly basis.
     (f) Cash Flows. (i) No later than the last Business Day of each month, commencing March 31, 2006, a cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for the next 13 weeks (a “Thirteen Week Forecast”), the information and calculations contained in which shall be reasonably satisfactory to the Initial Lenders and (ii) as promptly as possible following delivery of a Thirteen Week Forecast and in no event later than five Business Days following such delivery, a Budget Variance Report for the month then ended.
     (g) DIP Budget Supplement. No later than December 31, 2006, and on any other date on which the Borrower may deliver the same to the Bankruptcy Court, a supplement to the DIP Budget setting forth on a monthly basis for the remainder of the term of the Facilities an updated forecast of the information contained in the DIP Budget for such period and a written set of supporting assumptions, all in form reasonably satisfactory to the Initial Lenders.
     (h) ERISA Events and ERISA Reports. Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred with respect to an ERISA Plan, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such

ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
     (i) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.
     (j) Actuarial Reports. Promptly upon receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% or the unfunded current liability of which exceeds $5,000,000.
     (k) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.
     (l) Litigation. Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) is reasonably likely to be determined adversely and if so determined adversely would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.
     (m) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its public stockholders, copies of all regular, periodic and special reports, and all registration statements, that the Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange; provided that such documents may be made available by posting on the Borrower’s website.
     (n) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.
     (o) Bankruptcy Pleadings, Etc. Promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Loan Parties with the Bankruptcy Court in the cases, or distributed by or on behalf of any of the Loan Parties to any Official Committee appointed in the cases, providing copies of same to the Initial Lenders and counsel for Administrative Agent; provided that such documents may be made available by posting on a website maintained by the Borrower, and identified to the Lenders, in connection with the Cases.

     (p) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender Party (through the Administrative Agent), the Administrative Agent or any of their advisors may from time to time reasonably request.
     (q) Borrowing Base Certificate. A Borrowing Base Certificate substantially in the form of Exhibit I as of the date required to be delivered or so requested, in each case with supporting documentation (including, without limitation, the documentation described in Schedule 1 to Exhibit I) shall be furnished to the Initial Lenders: (i) as soon as available and in any event prior to the Initial Extension of Credit to be made after the date of entry of the Final Order, (ii)(A) after the Initial Extension of Credit, on or before the 15th day following the end of each fiscal month, which monthly Borrowing Base Certificate shall reflect the Accounts and Inventory updated as of the end of each such month and (B) in addition to such monthly Borrowing Base Certificates, (x) upon the occurrence and continuance of an Event of Default or if Availability is less than $150,000,000, on or before the third Business Day following the end of each week, which weekly Borrowing Base Certificate shall reflect the Accounts updated as of the immediately preceding Friday; provided that if Availability is equal to or greater than $250,000,000 for three consecutive Business Days, such Borrowing Base Certificate shall be delivered pursuant to clause (ii)(A) herein and (y) on or before the third Business Day of each week, weekly updates of Accounts, certified by a Responsible Officer, and (iii) if requested by the Initial Lenders at any other time when the Initial Lenders reasonably believe that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request, in each case with supporting documentation as the Initial Lenders may reasonably request (including without limitation, the documentation described on Schedule 1 to Exhibit I).
          Section 5.04 Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:
     (a) Minimum Global EBITDAR. Maintain Consolidated EBITDAR of the Borrower and its Subsidiaries as at the last day of each calendar month not less than the amount set forth below for each period set forth below, as determined for such period then ended:

Month	Period then Ended	EBITDAR
May 2006	3 months	$25,000,000
June 2006	4 months	$40,000,000
July 2006	5 months	$55,000,000
August 2006	6 months	$75,000,000
September 2006	7 months	$105,000,000
October 2006	8 months	$135,000,000
November 2006	9 months	$165,000,000
December 2006	10 months	$195,000,000

Month	Period then Ended	EBITDAR
January 2007	11 months	$230,000,000
February 2007	12 months	$250,000,000
March 2007	12 months	$250,000,000
April 2007	12 months	$250,000,000
May 2007	12 months	$250,000,000
June 2007	12 months	$250,000,000
July 2007	12 months	$250,000,000
August 2007	12 months	$250,000,000
September 2007	12 months	$250,000,000
October 2007	12 months	$250,000,000
November 2007	12 months	$250,000,000
December 2007	12 months	$250,000,000
January 2008	12 months	$250,000,000
February 2008	12 months	$250,000,000
     (b) Minimum Availability. Not permit Availability to be less than $100,000,000 on any Business Day if Availability on the immediately preceding Business Day was less than $100,000,000.
ARTICLE VI
EVENTS OF DEFAULT
          Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Advance or any unreimbursed drawing with respect to any Letter of Credit when the same shall become due and payable or any Loan Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document within three business days after the same becomes due and payable; or
     (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

     (c) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 2.14, 5.01(f), 5.02, 5.03 or 5.04 or (ii) any term, covenant or agreement (other than those listed in clause (i) above) contained in Article V hereof, if such failure shall remain unremedied for 5 Business Days; or
     (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days; or
     (e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $35,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $35,000,000, and such other event or condition shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $35,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (f) one or more final, non-appealable judgments or orders for the payment of money in excess of $35,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance (less any applicable deductible) which is not in dispute) in the aggregate at any time, as an administrative expense of the kind specified in Section 503(b) of the Bankruptcy Code shall be rendered against any Loan Party or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or
     (g) one or more nonmonetary judgments or orders shall be rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or Section 3.03 shall for any reason cease to be valid and binding on or enforceable against any Loan Party intended to be a party to it, or any such Loan Party shall so state in writing; or

     (i) any Collateral Document after delivery thereof pursuant to Section 3.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby; or
     (j) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) is reasonably likely to have a Material Adverse Effect; or
     (k) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $2,500,000 per annum; or
     (l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $2,000,000; or
     (m) any of the Cases concerning the Borrower or Guarantors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal of any of the Cases concerning the Borrower or Material Guarantors under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; or an application shall be filed by the Borrower or any Guarantor for the approval of any other Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or
     (n) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Borrower or the Guarantors that have a value in excess of $10,000,000 in the aggregate, provided that this subsection (n) shall not apply to any order granting relief from the automatic stay pursuant to which a creditor exercises valid setoff rights pursuant to Section 553 of the Bankruptcy Code, the Interim Order, Final Order, the First Day Orders, pursuant to Section 5.02 (j), in connection with any Lien permitted pursuant to Section 5.02(a)(ii) through (vii) or in connection with any pre-petition Lien on cash collateral securing a performance obligation (other than indebtedness for borrowed money); or

     (o) an order of the Bankruptcy Court shall be entered (i) reversing, amending, staying for a period in excess of 10 days or vacating either of the DIP Financing Orders, (ii) without the written consent of the Administrative Agent and the requisite Lenders (in accordance with the provisions of Section 10.01), otherwise amending, supplementing or modifying either of the DIP Financing Orders in a manner that is reasonably determined by the Administrative Agent to be adverse to the Agents and the Lenders or (iii) terminating the use of cash collateral by the Borrower or the Guarantors pursuant to the DIP Financing Orders; or
     (p) default in any material respect shall be made by the Borrower or any Guarantor in the due observance or performance of any term or condition contained in any DIP Financing Order; or
     (q) any Loan Party shall bring a motion in the Cases: (i) to obtain working capital financing from any Person other than Lenders under Section 364(d) of the Bankruptcy Code; or (ii) to obtain financing for such Loan Party from any Person other than the Lenders under Section 364(c) of the Bankruptcy Code (other than with respect to a financing used, in whole or part, to repay in full the Obligations); or (iii) to grant any Lien other than those permitted under Section 5.02(a) upon or affecting any Collateral; or (iv) to use Cash Collateral of the Administrative Agent or Lenders under Section 363(c) of the Bankruptcy Code without the prior written consent of the Required Lenders (as provided in Section 10.01); except to pay the Carve-Out or (v) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code; or (vi) to effect any other action or actions adverse to the Administrative Agent or Lenders or their rights and remedies hereunder or their interest in the Collateral that would, individually or in the aggregate, have a Material Adverse Effect; or
     (r) the entry of the Final Order shall not have occurred within 45 days of the entry of the Interim Order; or
     (s) any challenge by any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or
     (t) a Change of Control shall occur;
then, and in any such event, subject only to the giving of an “Enforcement Notice” under and as defined in the DIP Financing Orders to the parties entitled thereunder to receive such notice, without further order of or application to the Bankruptcy Court, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Banks or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
          Section 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to 105% of the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.
ARTICLE VII
THE AGENTS
          Section 7.01 Appointment and Authorization of the Agents. (a) Each Lender Party hereby irrevocably appoints, designates and authorizes each of the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
          (b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to each Agent in this Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VII and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.
          (c) Citicorp North America, Inc. hereby appoints Citicorp USA, Inc. to act as “collateral agent” or as “administrative agent” solely for the purpose of negotiating, executing, accepting delivery of and otherwise acting pursuant to collateral access agreements, Landlord Lien Waivers or any other similar agreement.
          Section 7.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
          Section 7.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender Party or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender Party or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
          Section 7.04 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent, as applicable. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
          (b) For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the relevant Agent or Agents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.
          Section 7.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to any Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent, in consultation with the Initial Lenders, shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, it may (but shall not be obligated to) take such action, or refrain from taking such action, in each case, in consultation with the Initial Lenders, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

          Section 7.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
          Section 7.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by any Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of each of the Agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.07 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Lender Party, its directors, shareholders or creditors and whether or not the transactions contemplated hereby are consummated.
          Section 7.08 Agents in Their Individual Capacity. CNAI, JPM and BofA and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CNAI, JPM and BofA, as the case may be, were not an Agent or Issuing Bank hereunder, as the case may be, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each of CNAI, JPM and BofA and each of their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that each of CNAI, JPM and BofA and their respective Affiliates shall be under no obligation to provide such information to them. With respect to its Loans, each of CNAI, JPM and BofA and their respective Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, the Swing Line Lender or an Issuing Bank, as the case may be, and the terms “Lender” and “Lenders” include CNAI, JPM and BofA in its individual capacity.
          Section 7.09 Successor Agent. Each Agent may resign from acting in such capacity upon 30 days’ notice to the Lenders and the Borrower; provided that any such resignation by CNAI shall also constitute the resignation by CNAI as Issuing Bank. If an Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and Issuing Bank and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated and in the case of the Administrative Agent, the retiring Issuing Bank’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Agent or Issuing Bank, as the case may be, or any other Lender, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring with respect to such Letters of Credit. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII and Section 10.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
          Section 7.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.08 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative

Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.08 and 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          Section 7.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a);
     (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if all of such Person’s assets are sold or liquidated as permitted under the terms of the Loan Documents and the proceeds thereof are distributed to the Borrower; and
     (d) to acquire, hold and enforce any and all Liens on Collateral granted by and of the Loan Parties to secure any of the Secured Obligations, together with such other powers and discretion as are reasonably incidental thereto.
          Upon request by the Administrative Agent at any time, the Required Lenders (acting on behalf of all the Lenders) will confirm in writing that the Administrative Agent’s authority to release Liens or subordinate the interests of the Secured Parties in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.11.
          Section 7.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “book runner,” “documentation agent,” “arranger,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII
SUBSIDIARY GUARANTY
          Section 8.01 Subsidiary Guaranty. Each Guarantor, severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article VIII being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          Section 8.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;

     (e) any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;
     (f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
     (g) the failure of any other Person to execute this Guaranty or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety other than payment in full in cash of the Guaranteed Obligations.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.
          Section 8.03 Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of such Guarantor’s obligations hereunder.
          (d) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
          Section 8.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all of the Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, and (c) the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, and (iv) the Termination Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor.
          Section 8.05 Additional Guarantors. Upon the execution and delivery by any Person of a guaranty joinder agreement in substantially the form of Exhibit H hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall include each such duly executed and delivered Guaranty Supplement.
          Section 8.06 Continuing Guarantee; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, and (iii) the Termination Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party under this Article VIII or otherwise, in each case as provided in Section 10.07.

          Section 8.07 No Reliance. Each Guarantor has, independently and without reliance upon any Agent or any Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.
ARTICLE IX
SECURITY
          Section 9.01 Grant of Security. To induce the Lenders to make the Advances, and the Issuing Banks to issue Letters of Credit, each Loan Party hereby grants to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Loan Party under the Loan Documents, all Cash Management Obligations of such Loan Party, all Obligations of such Loan Party under Secured Hedge Agreements and all Secured Credit Card Obligations, and each agreement or instrument delivered by any Loan Party pursuant to any of the foregoing (whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise) (collectively, the “Secured Obligations”) a continuing first priority Lien and security interest (subject only to certain Liens permitted pursuant to Section 5.02(a) and the Carve-Out as set forth in Section 2.17) in accordance with subsections 364(c)(2) and (3) of the Bankruptcy Code in and to all Collateral of such Loan Party. “Collateral” means, except as otherwise specified in the DIP Financing Orders, all of the property and assets of each Loan Party and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located, including but not limited to:
     (a) all Equipment;
     (b) all Inventory;
     (c) all Accounts (and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);
     (d) all General Intangibles;
     (e) the following (the “Security Collateral”):
     (i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;
     (ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

     (iii) all additional shares of stock and other Equity Interests from time to time acquired by such Loan Party in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; provided that no Loan Party shall be required to pledge any Equity Interests in any Foreign Subsidiary (or any Equity Interests in any entity that is treated as a partnership or a disregarded entity for United States federal income tax purposes and whose assets are substantially only Equity Interests in Foreign Subsidiaries (a “Flow-Through Entity”) that own directly or indirectly through one or more other Flow-Through Entities, Equity Interests in any Foreign Subsidiaries) owned or otherwise held by such Loan Party which, when aggregated with all of the other Equity Interests in such Foreign Subsidiary (or Flow-Through Entity) pledged by any Loan Party, would result (or would be deemed to result for United States federal income tax purposes) in more than 66% of the total combined voting power of all classes of stock in a Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Voting Foreign Stock”) being pledged to the Administrative Agent, on behalf of the Secured Parties, under this Agreement (although all of the shares of stock in a Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Non-Voting Foreign Stock”) shall be pledged by each of the Loan Parties that owns or otherwise holds any such Non-Voting Foreign Stock therein); provided further that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by such Loan Party of any additional shares of stock in any such Foreign Subsidiary to the Administrative Agent, on behalf of the Secured Parties, under this Agreement would not result in an increase in the aggregate net consolidated tax liabilities or in the reduction of any loss carryforward, tax basis or other tax attribute, of the Borrower and its Subsidiaries, then, promptly after the change in such laws, all such additional shares of stock shall be so pledged under this Agreement;
     (iv) all additional indebtedness from time to time owed to such Loan Party (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and
     (v) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Loan Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto (the “Pledged Investment Property”);

     (f) the following (collectively, the “Account Collateral”):
     (i) all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;
     (ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Loan Party, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and
     (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;
     (g) the following (collectively, the “Intellectual Property”):
     (i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);
     (ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);
     (iii) all copyrights, including, without limitation, copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);
     (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);
     (v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;
     (vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration in the United States (other than patent applications) set forth in Schedule II hereto (as such Schedule II may be supplemented from time to time by supplements to the IP Security Agreement, each such supplement being substantially in the form of Exhibit G hereto (an “IP Security Agreement Supplement”), executed by such Loan Party to the Administrative Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
     (vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Loan Party accruing thereunder or pertaining thereto;
     (viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Loan Party, now or hereafter, is a party or a beneficiary, including, without limitation, the material and key agreements not entered into in the ordinary course of business set forth in Schedule III hereto (such scheduled agreements, the “IP Agreements”); and
     (ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;
     (h) all of the right, title and interest of the Loan Parties in all real property the title to which is held by the Loan Parties, or the possession of which is held by the Loan Parties pursuant to leasehold interest, and in all such leasehold interests, together in each case with all of the right, title and interest of the Loan Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof (collectively, the “Real Property Collateral”);
     (i) all proceeds of licenses granted to the Loan Parties by the Federal Communications Commission;
     (j) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Loan Party pertaining to any of the Collateral; and
     (k) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (j) of this Section 9.01 and this clause (k)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

; provided, however, that Collateral shall not include any Excluded Property.
          Section 9.02 Further Assurances. (a) Each Loan Party agrees that from time to time, at the expense of such Loan Party, such Loan Party will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that any Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Loan Party hereunder or to enable such Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Loan Party. Without limiting the generality of the foregoing, each Loan Party will promptly with respect to Collateral of such Loan Party: (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, upon request of the Administrative Agent, deliver and pledge to such Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to such Agent; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as any Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Loan Party hereunder; (iii) at the request of any Agent, deliver to such Agent for benefit of the Secured Parties certificates representing Pledged Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (iv) take all action necessary to ensure that such Agent has control of Pledged Collateral and of Collateral consisting of deposit accounts, electronic chattel paper, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and in Section 16 of the Uniform Electronics Transactions Act, as in effect in the jurisdiction governing such transferable record; (v) at the request of any Agent, take all necessary action to ensure that such Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; (vi) at the reasonable request of any Agent, take commercially reasonable efforts to cause such Agent to be the beneficiary under all letters of credit that constitute Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the UCC; and (vii) deliver to such Agent evidence that all other action that such Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Loan Party under this Agreement has been taken. From time to time upon reasonable request by any Agent, each Loan Party will, at such Loan Party’s expense, cause to be delivered to such Agent, for the benefit of the Secured Parties, an opinion of counsel, from outside counsel reasonably satisfactory to such Agent, as to such matters relating to the transactions contemplated by this Article IX as such Agent may reasonably request.
          (b) Each Loan Party hereby authorizes each Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Loan Party, in each case without the signature of such Loan Party, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Loan Party ratifies its authorization for each Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.
          (c) Each Loan Party will furnish to each Agent from time to time statements and schedules further identifying and describing the Collateral of such Loan Party and such other reports in connection with such Collateral as such Agent may reasonably request, all in reasonable detail.
          (d) Notwithstanding subsections (a) and (b) of this Section 9.02, or any failure on the part of any Loan Party or any Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order and the Final Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order or the Final Order.
          Section 9.03 Rights of Lender; Limitations on Lenders’ Obligations. (a) Subject to each Loan Party’s rights and duties under the Bankruptcy Code (including Section 365 of the Bankruptcy Code), and anything herein to the contrary notwithstanding, (i) each Loan Party shall remain liable under the contracts and agreements included in such Loan Party’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          (b) Except as otherwise provided in this subsection (b), each Loan Party will continue to collect, at its own expense, all amounts due or to become due such Loan Party under the Accounts and Related Contracts. In connection with such collections, such Loan Party may take (and, upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s direction, will take) such action as such Loan Party or the Administrative Agent may deem necessary or advisable to enforce collection of the Accounts and Related Contracts; provided, however, that, subject to any requirement of notice provided in the DIP Financing Orders or in Section 6.01, the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the obligors under any Accounts and Related Contracts of the assignment of such Accounts and Related Contracts to the Administrative Agent and to direct such obligors to make payment of all amounts due or to become due to such Loan Party thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Loan Party, to enforce collection of any such Accounts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Loan Party might have done, and to otherwise exercise all rights with respect to such Accounts and Related Contracts, including, without limitation, those set forth in Section 9-607 of the UCC. Upon and during the exercise by the Administrative Agent on behalf of the Lenders of any of the remedies described in the proviso of the immediately preceding sentence, (i) any and all amounts and proceeds (including, without limitation, instruments) received by such Loan Party in respect of the Accounts and Related Contracts of such Loan Party shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be deposited in a collateral account maintained with the Administrative Agent and applied as provided in Section 9.07(b) and (ii) such Loan Party will not adjust, settle or compromise the amount or payment of any Account or amount due on any Related Contract, release wholly or partly any obligor thereof, or allow any credit or discount thereon. No Loan Party will permit or consent to the subordination of its right to payment under any of the Accounts and Related Contracts to any other indebtedness or obligations of the obligor thereof.
          (c) Each Initial Lender shall have the right to make test verification of the Accounts (other than Accounts that any Loan Party is required to maintain as “classified”) in any manner and through any medium that it considers advisable in its reasonable discretion, and each Loan Party agrees to furnish all such assistance and information as any Initial Lender may reasonably require in connection therewith.

          Section 9.04 Covenants of the Loan Parties with Respect to Collateral. Each Loan Party hereby covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the Secured Obligations (other than contingent indemnification obligations which are not then due and payable) are fully satisfied or cash collateralized:
     (a) Delivery and Control of Pledged Collateral.
     (i) All certificates or instruments representing or evidencing Pledged Collateral shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto at the request of the Administrative Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.
     (ii) With respect to any Pledged Collateral in which any Loan Party has any right, title or interest and that constitutes an uncertificated security, upon the request of the Administrative Agent such Loan Party will cause the issuer thereof either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Loan Party and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Loan Party, such authenticated record to be in form and substance reasonably satisfactory to the Administrative Agent. With respect to any Pledged Collateral in which any Loan Party has any right, title or interest and that is not an uncertificated security, upon the request of the Administrative Agent, such Loan Party will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.
     (iii) Except as provided in Section 9.07, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Initial Pledged Collateral (other than liquidating or distributing dividends) with respect to the Initial Pledged Equity. Any sums paid upon or in respect of any of the Pledged Equity upon the liquidation or dissolution of any issuer of any of the Initial Pledged Equity, any distribution of capital made on or in respect of any of the Initial Pledged Equity or any property distributed upon or with respect to any of the Initial Pledged Equity pursuant to the recapitalization or reclassification of the capital of any issuer of Initial Pledged Equity or pursuant to the reorganization thereof shall be delivered to the Administrative Agent to hold as collateral for the Secured Obligations.
     (iv) Except as provided in Section 9.07, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to Pledged Equity; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party which would impair the Pledged Collateral or which would be inconsistent in any material respect with or result in any violation of any provision of this Agreement or any other Loan Document or, without prior notice to the Administrative Agent, to enable or take any other action to permit any issuer of Pledged Equity to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any issuer of Pledged Equity other than issuances, transfers and grants to a Loan Party.
     (v) Such Loan Party shall not grant control over any investment property to any Person other than the Administrative Agent, except to the extent permitted pursuant to this Agreement.

     (vi) In the case of each Loan Party which is an issuer of Pledged Equity, such Loan Party agrees to be bound by the terms of this Agreement relating to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it.
     (b) Maintenance of Records. Such Loan Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other material dealings concerning the Collateral. For the Administrative Agent’s further security, each Loan Party agrees that the Administrative Agent shall have a property interest in all of such Loan Party’s books and records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Loan Party shall deliver and turn over any such books and records to the Administrative Agent or to its representatives at any time on demand of the Administrative Agent.
     (c) Indemnification With Respect to Collateral. In any suit, proceeding or action brought by the Administrative Agent relating to any Collateral for any sum owing thereunder or to enforce any provision of any Collateral, such Loan Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Administrative Agent.
     (d) Limitation on Liens on Collateral. Such Loan Party will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 5.02(a) and will defend the right, title and interest of the Administrative Agent in and to all of such Loan Party’s rights under the Collateral against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 5.02(a).
     (e) As to Intellectual Property Collateral.
     (i) Except as set forth in the last sentence of this clause (i), with respect to each item of its Intellectual Property Collateral, each Loan Party agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other United States governmental authority, to (A) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (B) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Loan Party, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. Except to the extent permitted pursuant to this Agreement, no Loan Party shall, without the written consent of the Administrative Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Loan Party shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Loan Party’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Loan Party will give notice quarterly of any such abandonment to the Administrative Agent.
     (ii) Each Loan Party shall take all steps which it or the Administrative Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.
     (iii) Each Loan Party agrees that should it obtain a material ownership interest in any item of the type set forth in Section 9.01(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each quarter, each Loan Party shall give prompt written notice to the Administrative Agent identifying the After-Acquired Intellectual Property (other than patent applications and trade secrets, the disclosure of which shall not be required until a patent is issued) acquired during such quarter, and such Loan Party shall execute and deliver to the Administrative Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property and any newly issued patents, which IP Security Agreement Supplement may be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.
          Section 9.05 Performance by Agent of the Loan Parties’ Obligations. (a) Administrative Agent Appointed Attorney-in-Fact. Each Loan Party hereby irrevocably appoints the Administrative Agent such Loan Party’s attorney-in-fact after the occurrence and during the continuance of an Event of Default, with full authority in the place and stead of such Loan Party and in the name of such Loan Party or otherwise, from time to time, in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:
     (i) to obtain and adjust insurance required to be paid to the Administrative Agent pursuant to this Agreement,
     (ii) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
     (iii) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) or (ii) above, and

     (iv) to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.
          (b) Administrative Agent May Perform. If any Loan Party fails to perform any agreement contained herein, the Administrative Agent may, as the Administrative Agent deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Loan Party under Section 10.04.
          (c) Performance of such Loan Party’s agreements as permitted under this Section 9.05 shall in no way constitute a violation of the automatic stay provided by Section 362 of the Bankruptcy Code and each Loan Party hereby waives applicability thereof. Moreover, the Administrative Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to Section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.
          Section 9.06 The Administrative Agent’s Duties. (a) The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
          (b) Anything contained herein to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Administrative Agent hereunder with respect to all or any part of the Collateral. In the event that the Administrative Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Loan Party hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Administrative Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Loan Party, (ii) such Subagent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent hereunder with respect to such Collateral, and (iii) the term “Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.
          Section 9.07 Remedies. If any Event of Default shall have occurred and be continuing:
     (a) Subject to and in accordance with the DIP Financing Orders, the Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Loan Party to, and each Loan Party hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) without notice except as specified below or in the DIP Financing Orders, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Loan Parties where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Loan Party in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Loan Parties under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Loan Party to demand or otherwise require payment of any amount under, or performance of any provision of, the Accounts, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Accounts, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (b) Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 9.08) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:
     (i) first, paid ratably to each Agent for any amounts then owing to such Agent pursuant to Section 10.04 or otherwise under the Loan Documents; and
     (ii) second:
(A) in the case of the Revolving Credit Collateral, first ratably (1) paid to the Revolving Credit Lenders for any amounts then owing to them, in their capacities as such, in respect of the Obligations under the Revolving Credit Facility ratably in accordance with such respective amounts then owing to such Revolving Credit Lenders, (2) paid to each Lender Party (or its applicable Affiliate) for any amounts then owing to such Lender Party (or such Affiliate) in respect of Secured Credit Card Obligations in an aggregate amount for all such obligations not to exceed $25,000,000, (3) paid to each Lender Party (or its applicable Affiliate) for any amounts then owing to such Lender Party (or such Affiliate) in respect of Cash Management Obligations and Secured Hedge Agreements in an aggregate amount for all such obligations not to exceed the sum of $25,000,000 plus the unused amount, if any, under the foregoing clause (2) and (4) deposited as Collateral in the L/C Cash Collateral Account up to an amount equal to 105% of the aggregate Available Amount of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Administrative Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in the L/C Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the L/C Cash Collateral Account shall exceed 105% of the aggregate Available Amount of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 9.07(b) and second ratably paid to the Term Lenders for any amounts then owing to them, in their capacities as such, in respect of the Obligations under the Term Facility; and
(B) in the case of the Term Collateral, first ratably paid to the Term Lenders for any amounts then owing to them, in their capacities as such, in respect of the Obligations under the Term Facility and second ratably (1) paid to the Revolving Credit Lenders for any amounts then owing to them, in their capacities as such, in respect of the Obligations under the Revolving Credit Facility ratably in accordance with such respective amounts then owing to such Revolving Credit Lenders, (2) paid to each Lender Party (or its applicable Affiliate) for any amounts then owing to such Lender Party (or such Affiliate) in respect of Secured Credit Card Obligations in an aggregate amount for all such obligations not to exceed $25,000,000, (3) paid to each Lender Party (or its applicable Affiliate) for any amounts then owing to such Lender Party (or such Affiliate) in respect of Cash Management Obligations and Secured Hedge Agreements in an aggregate amount for all such obligations not to exceed the sum of $25,000,000 plus the unused amount, if any, under the foregoing clause (2) and (4) deposited as Collateral in the L/C Cash Collateral Account up to an amount equal to 105% of the aggregate Available Amount of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Administrative Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in the L/C Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the L/C Cash Collateral Account shall exceed 105% of the aggregate Available Amount of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 9.07(b); and
     (iii) third, ratably to each Lender Party (or its applicable Affiliate) for any amounts then owing to such Lender Party (or such Affiliate), to the extent not included in clause (ii) above, in respect of all remaining Cash Management Obligations, obligations under Secured Hedge Agreements and Secured Credit Card Obligations.
     (c) All payments received by any Loan Party under or in connection with the Collateral shall be received in trust for the benefit of the Administrative Agent, and after the occurrence, continuance and declaration of an Event of Default, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

     (d) The Administrative Agent may, without notice to any Loan Party except as required by law or by the DIP Financing Orders and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.
     (e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Loan Party, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Loan Party shall supply to the Administrative Agent or its designee such Loan Party’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Loan Party’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Loan Party.
     (f) The Administrative Agent is authorized, in connection with any sale of the Pledged Collateral pursuant to this Section 9.07, to deliver or otherwise disclose to any prospective purchaser of the Pledged Collateral any information in its possession relating to such Pledged Collateral.
     (g) To the extent that any rights and remedies under this Section 9.07 would otherwise be in violation of the automatic stay of section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Interim Order or Final Order, as applicable, to the extent necessary to permit the Administrative Agent to exercise such rights and remedies.
          Section 9.08 Modifications. (a) Except as specifically contemplated in the Interim Order in respect of collateral arrangements between the Revolving Credit Facility and the Term Facility upon and following entry of the Final Order, the Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement and the DIP Financing Orders (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Debt by any of the Loan Parties (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever (other than in connection with any disposition permitted hereunder). Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:
     (i) except for the Carve-Out having priority over the Secured Obligations, no costs or expenses of administration which have been or may be incurred in any of the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Administrative Agent or the Lenders against the Loan Parties in respect of any Obligation;
     (ii) the liens and security interests granted herein and in the DIP Financing Orders shall constitute valid and perfected first priority liens and security interests (subject only to (A) the Carve-Out, (B) valid and perfected liens, (C) Permitted Liens in existence on the Petition Date and junior to such valid and perfected Liens and Liens permitted pursuant to Section 5.02(a), and (D) only to the extent such post-petition perfection is expressly permitted by the Bankruptcy Code, valid, nonavoidable and enforceable Liens existing as of the Petition Date, but perfected after the Petition Date, in accordance with subsections 364(c)(2) and (3) and 364(d) of the Bankruptcy Code, and shall be prior to all other Liens and security interests (other than those set forth in sub-clauses (A) through (D) herein), now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (except that the execution and delivery of local law governed pledge or analogous documentation with respect to Equity Interests in Subsidiaries of the Borrower organized in jurisdictions outside the United States, and the filing, notarization, registration or other publication thereof, and the taking of other actions, if any, required under local law of the relevant jurisdictions of organization for the effective grant and perfection of a Lien on such Equity Interests under laws of such jurisdictions or organization outside the United States, may be required in order to fully grant, perfect and protect such security interests under such local laws); and
     (iii) the liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law.
          (b) Notwithstanding any failure on the part of any Loan Party or the Administrative Agent or the Lenders to perfect, maintain, protect or enforce the liens and security interests in the Collateral granted hereunder, the Interim Order and the Final Order (when entered) shall automatically, and without further action by any Person, perfect such liens and security interests against the Collateral.
          Section 9.09 Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Administrative Agent will, at such Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such Loan Party shall have delivered to the Administrative Agent, at least 5 Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent and a certificate of such Loan Party to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent may request, and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.06 shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Administrative Agent when and as required under Section 2.06, and (iv) in the case of Collateral sold or disposed of, the release of a Lien created hereby will not be effective until the receipt by the Administrative Agent of the Net Cash Proceeds arising from the sale or disposition of such Collateral.
          (b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable), (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination, the Administrative Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.
          Section 9.10 Certain Provisions in Respect of Mexican Inventory. (a) For purposes of perfecting the first priority Lien and security interest on any Collateral held from time to time by any Mexican Depository in connection with the manufacture in Mexico of finished products by such Mexican Depository (the “Mexican Collateral”), each Loan Party hereby pledges to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Mexican Collateral in accordance with paragraph IV of Article 334 of the Mexican General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito).
          (b) Each Loan Party and the Administrative Agent hereby appoints each Mexican Depository as depository of the Mexican Collateral. The parties hereto agree that each Mexican Depository may from time to time in the ordinary course of business receive and maintain possession of the Mexican Collateral for the purpose of manufacturing finished products for sale by such Loan Party and shall act as depository for the benefit of the Administrative Agent, on behalf of itself and the Secured Parties, with respect to such Mexican Collateral, which shall at all times remain subject to the first priority Lien and security interest created hereunder. Each Loan Party acknowledges and agrees that each Mexican Depository shall hold any and all Mexican Collateral in its control or possession for the benefit of Administrative Agent, on behalf of itself and the Secured Parties, and that each Mexican Depository shall act upon the instructions of the Administrative Agent without the further consent of such Loan Party. The Administrative Agent agrees with the Loan Parties that it shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by any Loan Party with respect to any Mexican Depository.
          (c) If an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled, without the consent of any Loan Party, to remove any Mexican Depository as depository and appoint a different depository. No Mexican Depository shall be released from its obligations hereunder, unless a replacement depository has been appointed in accordance with this Agreement and such replacement depository has assumed the obligations of such Mexican Depository hereunder, including without limitation, taking physical possession of the Mexican Collateral and executing the letter referred to in subsection (d) below.
          (d) Upon the request of the Administrative Agent, each Loan Party shall deliver to the Administrative Agent, a letter from each Mexican Depository or any other entity acting as depository, acceptable to the Administrative Agent in substantially in the form of Exhibit J hereto.
ARTICLE X
MISCELLANEOUS
          Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Initial Lenders, as applicable) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 3.01(a) without the written consent of each Initial Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.05 or Section 6.01) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them)

hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (e) change (i) Section 2.02(a) in a manner that would alter the pro rata nature of Borrowings required thereby, (ii) Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby or (iii) Section 9.07(b) in a manner that would alter the pro rata sharing of cash and cash proceeds required thereby, in each case with respect to clauses (i), (ii) and (iii) of this Section 10.01(e), without the written consent of each Lender;
     (f) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender;
     (g) amend, restate, supplement or otherwise modify any provision of this Agreement or the DIP Financing Orders in any manner that would impair the interests of the Lenders in Priority Collateral under either the Revolving Credit Facility or the Term Facility, in each case without the consent of Lenders holding a majority in interest of the Obligations under such Facility;
     (h) except in connection with a transaction permitted under this Agreement, release all or substantially all of the Guarantors from the Guaranty or release all or a material portion of the Collateral or release the superpriority claim without the written consent of each Lender;
     (i) amend, modify or waive the provisions of Section 5.04(b) without the consent of the Supermajority Lenders; and
     (j) change the definition of any of “Availability”, “Eligible Inventory”, “Eligible Receivables”, “Initial Lenders”, “Loan Value” or “Reserves”, in each case, without the written consent of the Initial Lenders; provided that any change in the definition of “Loan Value” or “Availability” that would result in an increase in either the Borrowing Base or Availability shall require the written consent of the Supermajority Revolving Credit Lenders;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender or the Issuing Banks, as the case may be, in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender or of the Issuing Banks, as the case may be, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          Section 10.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to the Borrower or any Guarantor, at the Borrower’s address at 4500 Dorr Street, Toledo, Ohio 43615, Attention: Treasurer, as well as to (i) the attention of the general counsel of the Borrower at the Borrower’s address, fax number (419) 535-4544, and (ii) Jones Day, counsel to the Loan Parties, at its address at 222 East 41st Street, New York, New York 10017, Attention: Robert L. Cunningham, fax number (212) 755-7306; if to any Initial Lender or the Initial Issuing Banks, at its Applicable Lending Office, respectively, specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Administrative Agent, at its address at 388 Greenwich Street, New York, New York 10013, fax number (212) 816-2613, Attention: Hien Nugent, as well as to Shearman & Sterling, counsel to the Administrative Agent, at its address at 599 Lexington Avenue, New York, New York 10022, fax number (212) 848-7179, Attention: Maura O’Sullivan, Esq.; or, as to the Borrower, any Guarantor or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective three Business Days after being deposited in the U.S. mails, first class postage prepaid, delivered to the telegraph company or confirmed as received when sent by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL,

INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          Section 10.03 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 10.04 Costs, Fees and Expenses. (a) The Borrower agrees (i) to pay or reimburse the Initial Lenders for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement (which shall be deemed to include any predecessor transaction contemplated to be entered into with the Initial Lenders) and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including the monitoring of, and participation in, all aspects of the Cases), including all fees, expenses and disbursements of one joint outside counsel for the Administrative Agent and the Initial Lenders, and (ii) to pay or reimburse the Initial Lenders (including, without limitation, CNAI in its capacity as Administrative Agent) for all reasonable costs and expenses incurred in connection with (A) the ongoing maintenance and monitoring of Availability and (B) enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees, expenses and disbursements of outside counsel for the Initial Lenders (including, without limitation, CNAI in its capacity as Administrative Agent). The foregoing fees, costs and expenses shall include all search, filing, recording, title insurance, collateral review, monitoring, and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Initial Lenders and the cost of independent public accountants and other outside experts retained jointly by the Initial Lenders. All amounts due under this Section 10.04(a) shall be payable within ten Business Days after demand therefor accompanied by an appropriate invoice. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

          (b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, attorneys-in-fact and representatives (collectively the “Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several that may be incurred by, or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Liability related in any way to the Borrower or any other Loan Party in respect of Environmental Laws, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, any security holders or creditors of the foregoing an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its Subsidiaries for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.04(b) shall be payable within two Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any actual loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.
          Section 10.05 Right of Set-off. Subject to the DIP Financing Orders, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.
          Section 10.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors, each Agent, the Initial Issuing Banks and the Initial Swing Line Lender and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.
          Section 10.07 Successors and Assigns. (a) Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or, in the case of an assignment of the Revolving Credit Facility, $5,000,000 under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.
          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof and a copy of such Assignment and Acceptance to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.
          (f) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.
          (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than default interest) on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release a substantial portion of the value of the Collateral or the value of the Guaranties and (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.12 to the same extent as if they were a Lender Party but, with respect to any particular participant, to no greater extent than the Lender Party that sold the participation to such participant and only if such participant agrees to comply with Section 2.12(e) as though it were a Lender Party.
          (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party in accordance with Section 10.09 hereof.
          (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System
          (j) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
          Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 10.09 Confidentiality; Press Releases and Related Matters. (a) No Agent or Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential, need-to-know basis, (ii) as requested or required by any law, rule or regulation or judicial process or (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.
          (b) Each of the parties hereto and each party joining hereafter agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or its Affiliates or referring to this Agreement or any of the other Loan Documents without at least 2 Business Days’ prior notice to such Lender and without the prior written consent of such Lender or unless (and only to the extent that) such party or Affiliate is required to do so under law and then, in any event, such party or Affiliate will consult with the Borrower, the Administrative Agent and such Lender before issuing such press release or other public disclosure. Each party consents to the publication by the Agents or any Lender Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Agents reserve the right to provide to industry trade organizations such necessary and customary information needed for inclusion in league table measurements.
          Section 10.10 Patriot Act Notice.(a) Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.
          Section 10.11 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          Section 10.12 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.
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          Section 10.13 Waiver of Jury Trial. Each of the Guarantors, the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DANA CORPORATION, a debtor and a debtor-in-possession, as Borrower
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Treasurer

By:	/s/ Michael L. DeBacker
	Name:	Michael L. DeBacker
	Title:	Vice President-General Counsel & Secretary

BRAKE SYSTEMS, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

BWDAC, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

COUPLED PRODUCTS, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

DAKOTA NEW YORK CORP. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Treasurer

DANA ATLANTIC LLC FKA GLACIER DAIDO AMERICA, LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President

DANA AUTOMOTIVE AFTERMARKET, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Treasurer

DANA BRAZIL HOLDINGS LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

DANA BRAZIL HOLDINGS I LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	President

DANA INFORMATION TECHNOLOGY LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

DANA INTERNATIONAL FINANCE, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	President

DANA INTERNATIONAL HOLDINGS, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Treasurer

DANA RISK MANAGEMENT SERVICES, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President

DANA TECHNOLOGY INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Treasurer

DANA WORLD TRADE CORPORATION As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Treasurer

DANDORR L.L.C. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President

DORR LEASING CORPORATION As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

DTF TRUCKING INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

ECHLIN-PONCE, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

EFMG LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

EPE, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

ERS LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

FLIGHT OPERATIONS, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President

FRICTION INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

FRICTION MATERIALS, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

GLACIER VANDERVELL INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

HOSE AND TUBING PRODUCTS, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

LIPE CORPORATION As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

LONG AUTOMOTIVE LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

LONG COOLING LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

LONG USA LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

MIDLAND BRAKE, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

PRATTVILLE MFG., INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

REINZ WISCONSIN GASKET LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President

SPICER HEAVY AXLE & BRAKE, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

SPICER HEAVY AXLE HOLDINGS, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Treasurer

SPICER OUTDOOR POWER EQUIPMENT COMPONENTS LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President

TORQUE-TRACTION INTEGRATION TECHNOLOGIES, INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

TORQUE-TRACTION MANUFACTURING TECHNOLOGIES LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

TORQUE-TRACTION TECHNOLOGIES LLC As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

UNITED BRAKE SYSTEMS INC. As a debtor and a debtor-in-possession, and as a Guarantor
By:	/s/ Teresa Mulawa
	Name:	Teresa Mulawa
	Title:	Vice President & Treasurer

CITICORP NORTH AMERICA, INC., as Administrative Agent
By:	/s/ Shapleigh B. Smith
	Name:	Shapleigh B. Smith
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Initial Issuing Bank
By:	/s/ Shapleigh B. Smith
	Name:	Shapleigh B. Smith
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Initial Swing Line Lender
By:	/s/ Shapleigh B. Smith
	Name:	Shapleigh B. Smith
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Initial Lender
By:	/s/ Shapleigh B. Smith
	Name:	Shapleigh B. Smith
	Title:	Managing Director

BANK OF AMERICA, N.A., as Initial Issuing Bank
By:	/s/ Brian J. Wright
	Name:	Brian J. Wright
	Title:	SVP

BANK OF AMERICA, N.A., as Initial Lender
By:	/s/ Brian J. Wright
	Name:	Brian J. Wright
	Title:	SVP

JPMORGAN CHASE BANK, N.A., as Initial Issuing Bank
By:	/s/ Richard W. Duker
	Name:	Richard W. Duker
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Initial Lender
By:	/s/ Richard W. Duker
	Name:	Richard W. Duker
	Title:	Managing Director